Filed Pursuant to Rule 424(b)(5)
Registration No. 333-218090

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the Class A shares and are not a solicitation of an offer to buy the Class A shares in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 28, 2019

Prospectus supplement

(To prospectus dated May 18, 2017)

14,500,000 Shares

MGM Growth Properties LLC

Class A shares

This is an offering by MGM Growth Properties LLC (“MGP”). We are offering 14,500,000 Class A common shares representing limited liability company interests (the “Class A shares”) of MGP. The Class A shares are listed on The New York Stock Exchange under the symbol “MGP.” The last reported sale price of Class A shares on The New York Stock Exchange on January 25, 2019 was $30.16 per share.

An investment in MGP’s Class A shares involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement and the risks set forth under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 which are incorporated by reference herein.

	Per share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-40 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters may also exercise their overallotment option to purchase an additional 2,175,000 Class A shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED HEREIN OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO GAMING OR REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We expect to deliver the Class A shares against payment in New York, New York on or about                     , 2019 through the facilities of The Depository Trust Company.

Joint book-running managers

J.P. Morgan	Barclays	BofA Merrill Lynch	Citigroup

Prospectus Supplement dated January     , 2019

Prospectus supplement

Prospectus

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About this prospectus supplement

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we filed with the Commission. The shelf registration statement was deemed effective by the Commission upon filing on May 18, 2017. By using a shelf registration statement, we may sell any combination of the securities described in the base prospectus from time to time in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering.

You should rely only on the information or representations incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed by us with the Commission. We have not and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. You may obtain copies of the shelf registration statement, or any document which we have filed as an exhibit to the shelf registration statement or to any other Commission filing, either from the Commission or from the Secretary of MGP as described under “Where You Can Find More Information” in the accompanying prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the date of the accompanying prospectus, free writing prospectus or any such document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Basis of presentation

Except as otherwise stated, or unless the context otherwise requires, all references in this prospectus supplement to (i) “we,” “us,” “our,” “our company,” “the Company” or “MGP” refer to MGM Growth Properties LLC and its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership, so long as MGP, or a subsidiary of MGP, is the general partner of the Operating Partnership. and (ii) “MGM” are to MGM Resorts International, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, including MGP.

References in this prospectus supplement to (i) the “Revolving Credit Facility” are to the Operating Partnership’s $1.35 billion senior secured revolving credit facility, (ii) the “Term Loan A Facility” are to the Operating Partnership’s $470.0 million senior secured term loan A facility and (iii) the “Term Loan B Facility” are to the Operating Partnership’s $1.80 billion senior secured term loan B facility, in each case as the same may be amended, supplemented or restated from time to time and, unless otherwise expressly stated or the context otherwise requires, including any successor credit facilities.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise by the underwriters of their overallotment option to purchase additional Class A shares.

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Certain operational and non-U.S. GAAP financial measures of MGM and MGP

Funds From Operations (“FFO”) and pro forma FFO are financial measures that are not prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and are considered a supplement to U.S. GAAP measures for the real estate industry. We define FFO as net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). We prepare pro forma FFO by adjusting FFO to give effect to the net income associated with recent acquisitions, dispositions and related financing transactions as if those acquisitions, dispositions and related financing transactions had occurred on January 1, 2017 (and only to the extent not reflected in historical financial results), including: the MGM National Harbor Transaction (as defined below), the MGM National Harbor Financing Transactions (as defined below), the Northfield Acquisition (as defined below), the Northfield OpCo Disposition (as defined below), the Empire City Transaction (as defined below) and the Park MGM Lease Transaction (as defined below) (collectively, the “Pro Forma Transactions”). For a reconciliation of FFO and pro forma FFO to the most directly comparable U.S. GAAP measure, see “Summary—Summary Historical Condensed Consolidated and Pro Forma Financial Data—Reconciliation of Net Income to FFO, AFFO and Adjusted EBITDA and of Pro Forma Net Income to Pro Forma FFO, Pro Forma AFFO and Pro Forma Adjusted EBITDA.” Additional information with respect to the calculation of “pro forma FFO” is presented under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

We define Adjusted Funds From Operations (“AFFO”) as FFO as adjusted for amortization of financing costs and cash flow hedges, amortization of the above market lease, net, non-cash compensation expense, acquisition-related expenses, other non-operating expenses, provision for income taxes related to the real estate investment trust (“REIT”), other depreciation and amortization, and the net effect of straight-line rent and amortization of deferred revenue and lease incentives. We prepare pro forma AFFO by adjusting AFFO to give effect to the amortization of certain costs and expenses associated with the Pro Forma Transactions as if the Pro Forma Transactions had occurred on January 1, 2017 (and only to the extent not reflected in historical financial results). For a reconciliation of AFFO and pro forma AFFO to the most directly comparable U.S. GAAP measure, see “Summary—Summary Historical Condensed Consolidated and Pro Forma Financial Data—Reconciliation of Net Income to FFO, AFFO and Adjusted EBITDA and of Pro Forma Net Income to Pro Forma FFO, Pro Forma AFFO and Pro Forma Adjusted EBITDA.” Additional information with respect to the calculation of “pro forma AFFO” is presented under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

We define Adjusted EBITDA as net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net), real estate depreciation, other depreciation and amortization, interest income, interest expense (including amortization of financing costs and cash flow hedges), amortization of the above market lease, net, non-cash compensation expense, acquisition-related expenses, other non-operating expenses, provision for income taxes and the net effect of straight-line rent and amortization of deferred revenue and lease incentives. We prepare pro forma Adjusted EBITDA by adjusting Adjusted EBITDA to give effect to the Pro Forma Transactions as if the Pro Forma Transactions had occurred on January 1, 2017 (and only to the extent not reflected in historical financial results). For a reconciliation of Adjusted EBITDA and pro forma Adjusted EBITDA to the most directly comparable U.S. GAAP measure, see “Summary—Summary Historical Condensed Consolidated and Pro Forma Financial Data—Reconciliation of Net Income to FFO, AFFO and Adjusted EBITDA and of Pro Forma Net Income to Pro Forma FFO, Pro Forma AFFO and Pro Forma Adjusted EBITDA.” Additional information with respect to the calculation of “pro forma Adjusted EBITDA” is presented under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

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FFO, AFFO, Adjusted EBITDA, pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with U.S. GAAP that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA and pro forma Adjusted EBITDA are useful to investors to further supplement FFO, AFFO, pro forma FFO, pro forma AFFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts AFFO, Adjusted EBITDA, pro forma AFFO and pro forma Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

FFO, AFFO, Adjusted EBITDA, pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, AFFO, Adjusted EBITDA, pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

Please see “Prospectus Supplement Summary—Summary Historical Condensed Consolidated and Pro Forma Financial Data—Reconciliation of Net Income to FFO, AFFO and Adjusted EBITDA and of Pro Forma Net Income to Pro Forma FFO, Pro Forma AFFO and Pro Forma Adjusted EBITDA” for a reconciliation of our net income to FFO, AFFO and Adjusted EBITDA and pro forma net income to Pro Forma FFO, Pro Forma AFFO and Pro Forma Adjusted EBITDA.

A subsidiary of MGM (the “Tenant”) is currently the sole lessee under our master lease agreement (the “Master Lease”), and MGM guarantees the Tenant’s performance and payments under the Master Lease. In order to evaluate the business results of casino resorts, MGM monitors their net revenues and Adjusted Property EBITDA. MGM uses Adjusted Property EBITDA as the primary performance measure for its reportable segments. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, NV Energy exit expense and property transactions, net. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each property. Adjusted EBITDA or Adjusted Property EBITDA should not be construed as an alternative to operating income or net income as an indicator of MGM’s performance; an alternative to cash flows from operating activities, a measure of liquidity; or as any other measure determined in accordance with U.S. GAAP. MGM has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA or Adjusted Property EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA or Adjusted Property EBITDA information may calculate Adjusted EBITDA or Adjusted Property EBITDA in a different manner.

Please see Annex I of this prospectus supplement for a reconciliation of MGM’s Adjusted EBITDA and Adjusted Property EBITDA to net income (loss) and MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, all as reported by MGM.

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Trademarks and tradenames

The names of the brands of our casino resorts that are operated by MGM are registered trademarks of the respective owners of those brands, and neither they nor any of their officers, directors, agents or employees:

•	have approved any disclosure in which they or the names of their brands appear; or
•	are responsible or liable for any of the content in this document.

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Cautionary statement concerning forward-looking statements

This prospectus supplement and the accompanying prospectus includes or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “may,” “will” and similar references to future periods. In particular, our unaudited pro forma condensed consolidated financial data and all of our statements regarding anticipated growth in our FFO, AFFO and Adjusted EBITDA and anticipated market conditions, demographics and results of operations are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our ability to meet our financial and strategic goals and our ability to further grow our portfolio and drive value. The foregoing is not a complete list of all forward-looking statements we make.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. The following factors that affect us and MGM, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

We are dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties leased to MGM for the substantial portion of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease.

•

MGP’s sole material assets are units representing limited partner interests in the Operating Partnership (“Operating Partnership units”) representing 26.7% of the ownership interests in the Operating Partnership as of September 30, 2018, over which MGP has operating control through its ownership of its general partner.

•	The Master Lease restricts our ability to sell our properties.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a significant number of our major gaming resorts are concentrated on the Las Vegas Strip (the “Strip”), we are subject to greater risks than a company that is more geographically diversified.

•

Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of Northfield Park Associates, LLC (“Northfield”), the real property associated with Empire City Casino’s race track and casino (“Empire City”), our rights of first offer with respect to MGM Springfield (“MGM

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Springfield”) and any future gaming developments by MGM in the undeveloped land adjacent to Empire City, (each as described below under “Prospectus Supplement Summary—Business”)) may be unsuccessful or fail to meet our expectations.

•

We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	We are controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	MGM’s historical results may not be a reliable indicator of its future results.

•	MGM’s historical corporate rent net of Operating Partnership distributions coverage ratio described in this prospectus supplement may not be a reliable indicator of its future results.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•

The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•

In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•

If MGP fails to remain qualified to be taxed as a REIT, it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

•	The anticipated benefits of our anticipated and future acquisitions may not be realized fully and may take longer to realize than expected.

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•

Our ownership of MGP OH, Inc., a taxable REIT subsidiary (“TRS”) that we formed in connection with the Northfield Acquisition (as defined below), will be subject to limitations, and a failure to comply with the limits could jeopardize our REIT qualification.

•

We may be unable to complete the Northfield OpCo Disposition (as defined below), the Empire City Transaction (as defined below) or the Park MGM Lease Transaction (as defined below) or may not consummate them on the terms described herein. On January 28, 2019, the Empire City Transaction was approved by the New York State Gaming Commission. Although MGM and MGP intend to consummate the Empire City Transaction on or about January 29, 2019, the transaction remains subject to the satisfaction of other closing conditions, and accordingly there can be no assurance that the transaction will be consummated on the anticipated schedule or at all.

•	Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our existing debt.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement.

Any forward-looking statement made by us in this prospectus supplement and the accompanying prospectus or included or incorporated herein or therein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

You should also be aware that while we from time to time communicate with securities analysts, we do not disclose to them any material non-public information, internal forecasts or other confidential business information. Therefore, you should not assume that we agree with any statement or report issued by any analyst, irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain projections, forecasts or opinions, those reports are not our responsibility and are not endorsed by us.

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Prospectus supplement summary

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the Class A shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, for a more complete understanding of this offer and the Class A shares. In this prospectus supplement, except where the context indicates or unless otherwise indicated, references to “pro forma “ or “on a pro forma basis” refer to giving pro forma effect to the pro forma adjustments set forth in the unaudited pro forma condensed consolidated financial data included herein under the heading “Unaudited Pro Forma Condensed Consolidated Financial Data,” including the MGM National Harbor Transaction (as defined below), the MGM National Harbor Financing Transactions (as defined below), the Northfield Acquisition (as defined below), the Northfield OpCo Disposition (as defined below), the Empire City Transaction (as defined below) and the Park MGM Lease Transaction (as defined below).

MGM Growth Properties LLC

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM on January 6, 2016 which became a subsidiary of MGP on April 25, 2016. MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

On a pro forma basis, as described under “Unaudited Pro Forma Condensed Consolidated Financial Data,” our pro forma net income and pro forma Adjusted EBITDA would have been approximately $264.9 million and $903.4 million, respectively, for the year ended December 31, 2017, and approximately $214.9 million and $689.4 million, respectively, for the nine months ended September 30, 2018. For a reconciliation of our pro forma net income to pro forma Adjusted EBITDA, see “Summary Historical Condensed Consolidated and Pro Forma Financial Data—Reconciliation of Net Income to FFO, AFFO and Adjusted EBITDA and of Pro Forma Net Income to Pro Forma FFO, Pro Forma AFFO and Pro Forma Adjusted EBITDA.”

Pursuant to the Master Lease, a subsidiary of the Operating Partnership (the “Landlord”) leases the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM (which was branded as Monte Carlo prior to May 2018), Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit, Beau Rivage, Borgata and MGM National Harbor back to the Tenant, a subsidiary of MGM. MGP OH, Inc., a wholly owned TRS of the Operating Partnership, owns Northfield.

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM holds a controlling interest in MGP through its ownership of MGP’s Class B share, and will continue to hold a controlling interest in MGP following the consummation of this offering by virtue of its ownership of the Class B share, but does not hold any of MGP’s Class A shares. The Class B share is a non-economic interest in MGP that does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but that represents a majority of the voting power of MGP’s shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. As further described under “Description of Shares—Shares—Voting Rights” in the accompanying prospectus, MGM will no longer be entitled to the voting rights provided by the Class B share if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%.

Business

We generate a substantial portion of our revenues by leasing our real estate properties through the Landlord, a wholly owned subsidiary of the Operating Partnership, to the Tenant, a subsidiary of MGM, in a “triple-net” lease arrangement, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent. For the third lease year, which commenced on April 1, 2018, the annual rent payment is $770.3 million (including the effect of the first and second rent escalators described under “—Overview of the Master Lease”). The Tenant’s performance and payments under the Master Lease are guaranteed by MGM. Certain of MGM’s operating and other subsidiaries also directly hold Operating Partnership units collectively comprising a majority economic interest in, and will participate in distributions made by, the Operating Partnership.

MGP has declared cash dividends each quarter since the completion of its initial public offering. On December 14, 2018, MGP announced that its board of directors declared a cash dividend for the quarter ended December 31, 2018 of $0.4475 per Class A share payable to shareholders of record as of December 31, 2018. On an annualized basis, the dividend of $1.79 represents an increase of $0.11 per share year to date, or a total increase of approximately 6.5%. The dividend was paid on January 15, 2019. As shown in the chart below, MGP has increased six out of the eleven dividends paid to date which represents a 25.2% increase in dividends paid to shareholders on an annualized basis since the quarter ended June 30, 2016.

Dividend Growth(1)

(1)	Numbers above represent quarterly dividends per share on an annualized basis.

(2)	Dividend paid for the quarter ended June 30, 2016 was $1.05 per share on an annualized basis, representing a quarterly dividend amount of $1.43 per Class A share on an annualized basis prorated for the period from April 25, 2016 (the closing date of the initial public offering) to June 30, 2016.

As of the date of this prospectus supplement, our portfolio consists of eleven premier destination resorts, which include properties that we believe are among the world’s finest casino resorts, as well as The Park in Las Vegas and Northfield, in Northfield, Ohio. Our properties include six large-scale entertainment and gaming-related properties located on the Strip: Mandalay Bay, The Mirage, Park MGM, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between New York-New York and Park MGM which opened in April 2016. Outside of Las Vegas, we also own five market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, Borgata in Atlantic City, New Jersey which was acquired in August 2016 (the “Borgata Transaction”) and MGM National Harbor in Prince George’s County, Maryland which was acquired in October 2017 (the “MGM National Harbor Transaction”). We also own the Northfield casino property in Northfield, Ohio. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

As of December 31, 2017, our properties collectively comprised approximately 27,500 hotel rooms and 2.7 million square feet of convention space, over 150 retail outlets, over 300 food and beverage outlets and over 20 entertainment venues.

Sale of Northfield Park Operations to MGM

On July 6, 2018, the TRS completed its previously announced acquisition of the membership interests of Northfield Park Associates LLC, an Ohio limited liability company that owns the real estate assets and operations of the Hard Rock Rocksino Northfield Park (the “Northfield Acquisition”) from Milstein Entertainment LLC. The property consists of a 65,000-square-foot gaming facility with more than 2,300 video lottery terminals and includes an approximately 1,900-seat music venue, 300-seat event space and five food and beverage offerings. As of July 2018, the property held 52.8% share of the Cleveland area video lottery terminal and slot machine market. Simultaneously with the close of the transaction, Northfield entered into a new agreement with an affiliate of Hard Rock Café International (STP), Inc., to continue to serve as the manager of the property.

On September 18, 2018, MGP entered into an agreement to sell the operations of Northfield (the “Northfield OpCo”) to a subsidiary of MGM for approximately $275.0 million, subject to customary purchase price adjustments. The TRS will concurrently liquidate and the real estate assets of Northfield will be transferred to the Landlord. Northfield will be added to the existing Master Lease between the Landlord and Tenant (the “Northfield OpCo Disposition”). As a result, the annual rent payment to MGP will increase by $60.0 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. The transaction is expected to close in the first half of 2019, subject to regulatory approvals and other customary closing conditions. This offering is not conditioned upon the completion of the Northfield OpCo Disposition or any other transaction.

Park MGM Lease Transaction

On December 20, 2018, MGP entered into a definitive agreement with MGM whereby MGP will pay MGM consideration of $637.5 million for renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Lease Transaction”). Additionally, at closing of the Park MGM Lease Transaction, the Master Lease will be amended to provide that the annual rent payment to MGP will increase by $50.0 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. Park MGM features approximately 2,605 guest rooms and suites, and the NoMad Las Vegas hotel features 293 guest rooms and suites. The property also includes the Park Theater, a 5,200-seat venue. The property contains over 15 new restaurants, bars and lounges. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions. This offering is not conditioned upon the completion of the Park MGM Lease Transaction or any other transaction.

Empire City Transaction

On May 28, 2018, MGP entered into a definitive agreement to acquire the real property associated with Empire City from MGM upon its acquisition of Empire City for total consideration of $625.0 million, which includes the assumption of approximately $245 million of debt by the Operating Partnership with the balance paid through the issuance of Operating Partnership units to MGM (the “Empire City Transaction”). Empire City will be added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP will increase by $50.0 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. In addition, pursuant to the Master Lease, MGP will have a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future. On January 28, 2019, the Empire City Transaction was approved by the New York State Gaming Commission. Although MGM and MGP intend to consummate the Empire City Transaction on or about January 29, 2019, the transaction remains subject to the satisfaction of other closing conditions, and accordingly there can be no assurance that the transaction will be consummated on the anticipated schedule or at all. This offering is not conditioned upon the completion of the Empire City Transaction or any other transaction.

Recent Developments

Senior Notes Offering

On January 25, 2019 MGM Growth Properties Operating Partnership LP and MGP Finance Co-Issuer, Inc., each a consolidated subsidiary of MGP (together, the “Notes Issuers”), issued $750.0 million in aggregate principal amount of 5.750% senior notes due 2027 (such offering, the “Notes Offering”) in a private transaction with registration rights that was not registered under the Securities Act. The Notes Issuers intend to use the proceeds of the Notes Offering (i) to repay $625.0 million of drawings under the Revolving Credit Facility, which drawings were primarily related to payments for acquisitions completed in 2018 or expected to be completed in early 2019, (ii) for working capital and general corporate purposes, which may include additional acquisitions, and (iii) to pay fees and expenses related to the Notes Offering.

Preliminary Financial Information for the Three Months and Year Ended December 31, 2018

Based on currently available information, we estimate that our total revenues for the three months and year ended December 31, 2018 were between $275 million and $285 million and between $995 million and $1.01 billion, respectively, of which approximately 24% and 13%, respectively, were attributable to Northfield. We estimate that our income before income taxes for the three months and year ended December 31, 2018 were between $68 million and $73 million and between $253 million and $258 million, respectively.

The preliminary estimates presented above are the responsibility of management and have been prepared in good faith on a consistent basis with prior periods. However, we have not completed our financial closing procedures for the three months and year ended December 31, 2018 and our actual results could be materially different from our estimates. In addition, Deloitte & Touche LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to these preliminary estimates and does not express an opinion or any other form of assurance with respect to these preliminary estimates or their achievability. During the course of the preparation of our consolidated financial statements and related notes as of and for the year ended December 31, 2018, we and our auditors may identify items that would require us to make material adjustments to the preliminary estimates presented above. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved in any future period.

MGM Announces Special Real Estate Committee

On January 24, 2019, MGM announced that its Board of Directors had formed a special committee to evaluate MGM’s real estate portfolio. The special committee will be composed of three independent directors, John B. Kilroy Jr., Keith A. Meister and Paul Salem, each of whom has extensive real estate and financial markets experience. MGM stated that the committee will focus on exploring strategies that maximize the value of MGM’s owned real estate and equity holdings while enabling MGM to respond to market opportunities.

Overview of MGM

The Tenant is a wholly owned subsidiary of MGM, and MGM guarantees the Tenant’s performance and payments under the Master Lease. MGM formed MGP in order to optimize MGM’s real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with MGM and is expected to generate reliable and growing quarterly cash distributions on a tax-efficient basis. MGM is a premier operator of a portfolio of well-known destination resort brands.

MGM has significant holdings in gaming, hospitality and entertainment with current ownership or operating interests in a high quality portfolio of casino resorts with approximately 50,000 hotel rooms, 27,000 slot machines and 1,900 table games on a combined basis as of December 31, 2017, including our properties, Bellagio, MGM Grand, MGM Macau and MGM’s unconsolidated affiliates. MGM owns an approximately 56% interest in MGM China Holdings Limited, a publicly traded company listed on the Hong Kong Stock Exchange, which owns MGM Grand Paradise, the Macau company that owns and operates the Macau resort and casino and MGM Cotai, an integrated casino, hotel, and entertainment resort on the Cotai Strip in Macau that opened on February 13, 2018. MGM Springfield in Massachusetts recently opened in August 2018. MGM files annual, quarterly and current reports, proxy statements and other information with the Commission. The public can obtain any documents that MGM files electronically with the Commission, including the financial statements included in its annual and quarterly reports, at http://www.sec.gov. Unless otherwise expressly stated herein, such information filed by MGM electronically with the Commission does not form a part of and is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

MGM’s corporate rent net of Operating Partnership distributions coverage ratio under the Master Lease was approximately 5.4x for the twelve months ended September 30, 2018. Please see Annex II of this prospectus supplement for a calculation of MGM’s corporate rent net of Operating Partnership distributions coverage ratio (see also “Risk Factors—Risks Related to Our Business and Operations—MGM’s corporate rent net of Operating Partnership distributions coverage ratio described in this prospectus supplement may not be a reliable indicator of its future results”).

Overview of the Master Lease

The Master Lease has an initial lease term of ten years beginning on April 25, 2016, with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant, subject to certain exceptions with respect to individual properties. The Master Lease provides that any extension of its term must apply to all of the properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term.

Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs).

The percentage rent is a fixed amount for approximately the first six lease years and will then be adjusted every five years based on the average annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs for the trailing five-calendar-year period by 1.4%). The Master Lease includes covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the Commission, gives us insight into MGM’s financial condition on an ongoing basis. The Master Lease also requires MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

For the third lease year, which commenced on April 1, 2018, the annual rent payment is $770.3 million (including the effect of the first and second rent escalators described in this section). Upon consummation of the Empire City Transaction, which is expected to close in the first quarter of 2019, Empire City will be added to the Master Lease, and we expect the annual rent payment to MGP to increase by $50.0 million, prorated for the remainder of the third lease year. See “—Business—Empire City Transaction.” Upon consummation of the Park MGM Lease Transaction, which is expected to close in the first quarter of 2019, we expect the annual rent under the Master Lease to increase by an additional $50.0 million, prorated for the remainder of the third lease year. See “—Business—Park MGM Lease Transaction.” Further, upon consummation of the Northfield OpCo Disposition, which is expected to close in the first half of 2019, Northfield will be added to the Master Lease and we expect the annual rent under the Master Lease to increase by an additional $60.0 million, prorated for the remainder of the third lease year. See “—Business—Sale of Northfield Park Operations to MGM.” This offering is not conditioned upon the completion of the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction.

The Master Lease includes a right of first offer with respect to MGM’s development property located in Springfield, Massachusetts, which we may exercise should MGM elect to sell the property in the future. The property, located on 14 acres of land in downtown Springfield, Massachusetts, opened August 24, 2018 and includes a casino with approximately 2,550 slots and 120 table games and a 252-room hotel.

Upon consummation of the Empire City Transaction, MGP will also have a right of first offer with respect to certain undeveloped land adjacent to Empire City to the extent MGM develops additional gaming facilities on such property and chooses to sell or transfer the property in the future.

Our properties(1)

The following table summarizes certain features of our properties, all as of or for the year ended December 31, 2017. Our properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Net revenues(2) (in thousands)	Adjusted property EBITDA(3) (in thousands)	Hotel rooms		Approximate acres		Approximate casino square footage(4)	Approximate convention square footage

Las Vegas
Mandalay Bay	Las Vegas, NV	$982,280	$258,471	4,752	(5)	124		155,000	2,121,000	(6)
The Mirage	Las Vegas, NV	629,497	176,996	3,044		77		93,000	170,000
New York-New York(7)	Las Vegas, NV	362,964	135,036	2,024		20		81,000	31,000
Luxor	Las Vegas, NV	405,057	126,650	4,397		58		101,000	20,000
Park MGM(8)	Las Vegas, NV	241,578	49,191	2,992		21		90,000	77,000
Excalibur	Las Vegas, NV	325,654	113,561	3,981		51		93,000	25,000
The Park(7)	Las Vegas, NV	—	—	—		3		—	—

Subtotal		$2,947,030	$859,905	21,190		354		613,000	2,444,000

Regional Properties
MGM Grand
Detroit	Detroit, MI	$570,329	$176,280	400		24		127,000	30,000
Beau Rivage	Biloxi, MS	381,274	87,778	1,740		26	(9)	81,000	50,000
Gold Strike Tunica	Tunica, MS	173,051	52,882	1,133		24		48,000	17,000
Borgata	Atlantic City, NJ	864,996	281,170	2,767		37	(10)	160,000	88,000
MGM National Harbor	Prince George’s County, MD	720,070	133,806	308		23	(11)	123,000	50,000

Subtotal		$2,709,720	$731,916	6,348		134		539,000	235,000

Total(1)		$5,656,750	$1,591,821	27,538		488		1,152,000	2,679,000

(1)	These figures do not reflect the Northfield Acquisition, which closed on July 6, 2018, or the Empire City Transaction or the Park MGM Lease Transaction each of which is expected to close in the first quarter of 2019 . For the six months ended June 30, 2018, Northfield had net revenues of $151.4 million and net income of $32.7 million. For the year ended December 31, 2017, Northfield had net revenues of $281.1 million and net income of $63.0 million.

(2)	As reported by MGM.

(3)	As reported by MGM. For a discussion of this metric, see “Certain Operational and Non-U.S. GAAP Financial Measures of MGM and MGP.” Please also see Annex I of this prospectus supplement for reconciliations of MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, each as reported by MGM.

(4)	Casino square footage is approximate and includes the gaming floor, race and sports, high-limit areas and casino-specific walkways and excludes casino cage and other non-gaming space within the casino area.

(5)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.

(6)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.

(7)	Net revenues and Adjusted Property EBITDA for New York-New York, as reported by MGM, also include results for The Park.

(8)	Reflects financial and property information prior to the completion of the rebranding of Monte Carlo as Park MGM.

(9)	Ten of the 26 acres at Beau Rivage are subject to a tidelands lease.

(10)	Eleven of the 37 acres at Borgata are subject to ground leases. The ground lease rent is reimbursed or paid directly by Tenant pursuant to the Master Lease.

(11)	All 23 acres at MGM National Harbor are subject to a ground lease. The ground lease rent is reimbursed or paid directly by Tenant pursuant to the Master Lease.

Corporate information

MGP elected on its U.S. federal income tax return for its taxable year ended December 31, 2016 to be taxed as a REIT and intends to continue to qualify to do so. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay taxes at the regular corporate income tax rate to the extent that it annually distributes less than 100% of its taxable income. Commencing with our taxable year ended on December 31, 2016, MGP’s annual distribution has not been less than 90% of its REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. Our principal offices are located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada 89135, and our main telephone number is (702) 669-1480. Our website is www.mgmgrowthproperties.com. The information on our website does not form a part of and is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The offering

The summary below describes the principal terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of Shares” contained in the accompanying prospectus contains a more detailed description of the terms of the Class A shares. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ overallotment option to purchase additional Class A shares.

Issuer	MGM Growth Properties LLC

Class A shares offered	14,500,000 Class A shares.

Overallotment option	MGP has granted the underwriters a 30-day overallotment option to purchase an additional 2,175,000 of our Class A shares.

Class A shares outstanding after this offering(1)	85,411,166 Class A shares (or 87,586,166 Class A shares if the underwriters exercise their overallotment option to purchase additional Class A shares in full).

Use of proceeds	We intend to use the net proceeds of this offering in part to repay drawings under the Revolving Credit Facility, with the balance for general corporate purposes, including the Empire City Transaction and the Park MGM Lease Transaction. See “Capitalization.”

Any proceeds received in connection with the exercise by the underwriters of their overallotment option to purchase additional shares will be used for general corporate purposes.

Pending application of the net proceeds to us from this offering, we intend to invest such net proceeds temporarily in interest-bearing, short-term investment grade securities, money market accounts or checking accounts, in a manner that is consistent with our intention to maintain our qualification for taxation as a REIT.

See “Use of Proceeds” in this prospectus supplement for additional information.

Risk factors	Investing in our Class A shares involves risks. Before deciding to invest in our Class A shares, you should carefully read and consider the information set forth in “Risk Factors” beginning on page S-16 of this prospectus supplement, and the matters discussed in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Listing	The Class A shares are listed on The New York Stock Exchange under the symbol “MGP.”

Ownership and transfer restrictions

To assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes, our operating agreement generally prohibits, among other prohibitions, as of the closing of this offering, any shareholder from beneficially or constructively owning more than 9.8% in value or in number, whichever is more restrictive, of any class of our shares (other than our Class B share), or 9.8% in value of the aggregate outstanding shares of all classes and series of our shares. See “Description of Shares—Restrictions on Ownership and Transfer of our Shares” beginning on page 18 of the accompanying prospectus.

Transfer agent and registrar	Computershare Trust Company, N.A.

(1)	The number of Class A shares to be outstanding immediately after this offering as shown above is based on 70,911,166 Class A shares outstanding as of January 28, 2019. The number of outstanding Class A shares excludes, as of January 28, 2019 Class A shares issuable upon the vesting of outstanding restricted share units, performance share units outstanding, which vest over time subject to a market performance condition, Class A shares available for future grant under our 2016 Omnibus Incentive Plan, and Class A shares convertible from Operating Partnership units held by MGM.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise by the underwriters of their overallotment option to purchase additional Class A shares.

Summary historical condensed consolidated and pro forma financial data

The summary historical condensed consolidated financial data at December 31, 2015, 2016 and 2017 and for the years ended December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements incorporated by reference herein. The summary historical condensed consolidated financial data at September 30, 2017 and 2018 and for the nine months ended September 30, 2017 and 2018 have been derived from our unaudited condensed consolidated financial statements incorporated by reference herein, and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year. The summary historical financial data set forth below should be read in conjunction with: (i) the sections entitled “Use of Proceeds” and “Capitalization” which are contained elsewhere in this prospectus supplement, (ii) our audited financial statements and the notes thereto for the respective periods, each of which are filed with the Commission and incorporated by reference in this prospectus supplement and (iii) our unaudited condensed consolidated financial statements and the notes thereto for the respective periods, each of which are filed with the Commission and incorporated by reference in this prospectus supplement.

The following tables also set forth (i) certain summary pro forma condensed consolidated financial data at September 30, 2018 and (ii) certain summary pro forma condensed consolidated financial data for the twelve months ended September 30, 2018, which were calculated by subtracting the pro forma condensed consolidated financial data for the nine months ended September 30, 2017 from the pro forma condensed consolidated financial data for the year ended December 31, 2017, adding the pro forma condensed consolidated financial data for the nine months ended September 30, 2018, in each case reflecting certain pro forma adjustments that are described below in summary and more fully in the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Data,” which is contained elsewhere in this prospectus supplement.

The data below should be read together with our audited consolidated financial statements and the accompanying notes thereto and other financial data incorporated by reference in this prospectus supplement and the accompanying prospectus. Our results for the nine months ended September 30, 2018 presented below are not necessarily indicative of the results to be expected for the entire year and our historical results presented below are not necessarily indicative of the results to be expected for any future period.

The unaudited summary pro forma balance sheet data give effect to the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction as if they had occurred on September 30, 2018, and is not necessarily indicative of what MGP’s financial position would have been if such transactions had actually been completed on September 30, 2018 and is not intended to project such information for any future date. The unaudited summary pro forma statement of operations data give effect to the Pro Forma Transactions, as if they had occurred on January 1, 2017, and is not necessarily indicative of what MGP’s operating results and other data would have been if such transactions had actually been completed on January 1, 2017 and is not intended to project such information for any future period. This offering is not conditioned upon the completion of the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction.

	(Historical)					(Pro forma)(1)
	For the year ended December 31,			For the nine months ended September 30,		For the twelve months ended September 30,
(in thousands)	2015	2016	2017	2017	2018	2018
				(unaudited)		(unaudited)

Statement of Operations Data:

Revenues
Rental revenue	$—	$419,239	$675,089	$489,532	$559,690	$885,466
Tenant reimbursements and other	—	48,309	90,606	61,621	93,198	129,925
Gaming, food, beverage and other	—	—	—	—	65,562	—

Total revenues	—	467,548	765,695	551,153	718,450	1,015,391

Expenses
Gaming, food, beverage and other	—	—	—	—	43,331	—
Depreciation	196,816	220,667	260,455	190,573	203,043	293,523
Property transactions, net	6,665	4,684	34,022	19,104	18,851	33,769
Reimbursable expenses	58,473	68,063	88,254	60,112	90,435	126,335
Amortization of above-market lease, net		286	686	515	514	685
Acquisition-related expenses	—	10,178	17,304	1,059	7,095	—
General and administrative	—	9,896	12,189	8,223	10,085	14,051

Total expenses	261,954	313,774	412,910	279,586	373,354	468,363

Operating income (loss)	(261,954)	153,774	352,785	271,567	345,096	547,028

Non-operating income (expense)
Interest income	—	774	3,907	3,039	2,473	3,341
Interest expense	—	(116,212)	(184,175)	(134,998)	(157,249)	(260,594)
Other non-operating	—	(726)	(1,621)	(1,438)	(6,409)	(6,592)

Total non-operating (expense)	—	(116,164)	(181,889)	(133,397)	(161,185)	(263,845)

Income (loss) before income taxes	(261,954)	37,610	170,896	138,170	183,911	283,183
Provision for income taxes	—	(2,264)	(4,906)	(3,903)	(7,760)	(6,674)

Net income (loss)	(261,954)	35,346	165,990	134,267	176,151	276,509
Less: Net (income) loss attributable to non-controlling interest	261,954	(5,408)	(124,215)	(101,214)	(127,691)	(204,521)

Net income attributable to Class A shareholders	$—	$29,938	$41,775	$33,053	$48,460	$71,988

(1)	The unaudited pro forma condensed consolidated financial data presented has been prepared to reflect the effects of the Pro Forma Transactions on MGP’s financial statements.

	(Historical)					(Pro forma)(1)
	December 31,			September 30,		September 30,
(in thousands)	2015	2016	2017	2017	2018	2018
				(unaudited)		(unaudited)

Balance Sheet Data:

Assets
Real estate investments, net	$7,793,639	$9,079,678	$10,021,938	$8,911,648	$9,803,410	$11,212,761
Property and equipment, used in operations, net	—	—	—	—	789,039	—
Cash and cash equivalents	—	360,492	259,722	1,138,801	49,500	8,051
Tenant and other receivables, net	—	9,503	6,385	6,104	12,447	5,835
Lease incentive asset	—	—	—	—	—	541,245
Prepaid expenses and other assets	—	10,906	18,487	8,890	56,395	53,797
Above market lease, asset	—	46,161	44,588	44,981	43,407	43,407
Goodwill	—	—	—	—	17,915	—
Other intangible assets, net	—	—	—	—	252,107	—

Total assets	$7,793,639	$9,506,740	$10,351,120	$10,110,424	$11,024,220	$11,865,096

Liabilities
Debt, net	$—	$3,621,942	$3,934,628	$3,940,803	$4,684,717	$5,272,931
Due to MGM Resorts International and affiliates	—	166	962	524	402	402
Accounts payable, accrued expenses and other liabilities	—	10,478	10,240	12,281	39,588	20,912
Above market lease, liability	—	47,957	47,069	47,291	46,403	46,403
Accrued interest	—	26,137	22,565	27,393	32,395	32,395
Dividend payable	—	94,109	111,733	101,222	116,395	116,395
Deferred revenue	—	72,322	127,640	115,195	157,725	61,452
Deferred income taxes, net	1,734,680	25,368	28,544	25,368	31,392	29,303

Total liabilities	$1,734,680	$3,898,479	$4,283,381	$4,270,077	$5,109,017	$5,580,193

Shareholders’ equity
Class A shares	—	—	—	—	—	—
Additional paid in capital	—	1,363,130	1,716,490	1,697,014	1,711,813	1,734,963
Accumulated deficit	—	(29,758)	(94,948)	(73,893)	(137,781)	(140,231)
Accumulated other comprehensive income (loss)	—	445	3,108	(308)	10,404	10,404
Predecessor net Parent investment	6,058,959	—	—	—	—	—

Total Class A shareholders’ equity	—	1,333,817	1,624,650	1,622,813	1,584,436	1,605,136

Noncontrolling interest	—	4,274,444	4,443,089	4,217,534	4,330,767	4,679,767

Total shareholders’ equity	6,058,959	5,608,261	6,067,739	5,840,347	5,915,203	6,284,903

Total liabilities and shareholders’ equity	$7,793,639	$9,506,740	$10,351,120	$10,110,424	$11,024,220	$11,865,096

(1)	The unaudited pro forma condensed consolidated financial data presented has been prepared to reflect the effects of the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction on MGP’s financial statements.

Reconciliation of net income to FFO, AFFO and adjusted EBITDA and of pro forma net income to pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA

FFO and pro forma FFO are financial measures that are not prepared in conformity with U.S. GAAP and are considered a supplement to U.S. GAAP measures for the real estate industry. We define FFO as net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of real property (presented as property transactions, net), plus real estate depreciation, as defined by NAREIT. We prepare pro forma FFO by adjusting FFO to give effect to the net income associated with the Pro Forma Transactions as if the Pro Forma Transactions had occurred on January 1, 2017 (and only to the extent not reflected in historical financial results). Additional information with respect to the calculation of “pro forma FFO” is presented under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

We define AFFO as FFO as adjusted for amortization of financing costs and cash flow hedges, amortization of the above market lease, net, non-cash compensation expense, acquisition-related expenses, other non-operating expenses, provision for income taxes related to the REIT, other depreciation and amortization, and the net effect of straight-line rent and amortization of deferred revenue and lease incentives. We prepare pro forma AFFO by adjusting AFFO to give effect to the amortization of certain costs and expenses associated with the Pro Forma Transactions as if the Pro Forma Transactions had occurred on January 1, 2017 (and only to the extent not reflected in historical financial results). Additional information with respect to the calculation of “pro forma AFFO” is presented under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

We define Adjusted EBITDA as net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net), real estate depreciation, other depreciation and amortization, interest income, interest expense (including amortization of financing costs and cash flow hedges), amortization of the above market lease, net, non-cash compensation expense, acquisition-related expenses, other non-operating expenses, provision for income taxes and the net effect of straight-line rent and amortization of deferred revenue and lease incentives. We prepare pro forma Adjusted EBITDA by adjusting Adjusted EBITDA to give effect to the net income associated with the Pro Forma Transactions as if the Pro Forma Transactions had occurred on January 1, 2017 (and only to the extent not reflected in historical financial results). Additional information with respect to the calculation of “pro forma Adjusted EBITDA” is presented under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

FFO, AFFO, Adjusted EBITDA, pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with U.S. GAAP that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA and pro forma Adjusted EBITDA are useful to investors to further supplement FFO, AFFO, pro forma FFO, pro forma AFFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts AFFO, Adjusted EBITDA, pro forma AFFO and pro forma Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

FFO, AFFO, Adjusted EBITDA, pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, AFFO, Adjusted EBITDA, pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA as presented may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following reconciles FFO, AFFO and Adjusted EBITDA to net income, and pro forma FFO, pro forma AFFO and pro forma Adjusted EBITDA to pro forma net income (in thousands):

	Historical		Pro forma(1)
	For the year ended December 31, 2017	For the nine months ended September 30, 2018	For the year ended December 31, 2017	For the nine months ended September 30, 2018
	(unaudited)		(unaudited)
Net income	$165,990	$176,151	$264,922	$214,921
Real estate depreciation	260,455	197,683	315,938	216,854
Property transactions, net	34,022	18,851	34,022	18,851

FFO	$460,467	$392,685	$614,882	$450,626
Amortization of financing costs and cash flow hedges	11,713	9,796	14,702	13,957
Non-cash compensation expense	1,336	1,516	1,336	1,516
Net effect of straight-line rent and amortization of deferred revenue and lease incentives	4,063	11,895	26,302	31,143
Other depreciation and other amortization	—	5,360	—	—
Acquisition-related expenses	17,304	7,095	—	—
Amortization of above market lease, net	686	514	686	514
Other non-operating expenses	1,621	6,409	1,621	6,409
Provision for income taxes - REIT	4,906	5,671	4,906	5,671

AFFO	$502,096	$440,941	$664,435	$509,836
Interest income	(3,907)	(2,473)	(3,907)	(2,473)
Interest expense	184,175	157,249	257,535	196,002
Amortization of financing costs and cash flow hedges	(11,713)	(9,796)	(14,702)	(13,957)
Provision for income taxes - TRS	—	2,089	—	—

Adjusted EBITDA	$670,651	$588,010	$903,361	$689,408

(1)	Reflects adjustments for the Pro Forma Transactions.

Risk factors

Before you decide to invest in the Class A shares, you should be aware that investment in the Class A shares carries various risks, including those described below, that could have a material adverse effect on our business, financial position, results of operations and cash flows. We urge you to carefully consider these risk factors, together with all of the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in the Class A shares. In addition, we identify other factors that could affect our business in our and the Operating Partnership’s most recent combined Annual Report on Form 10-K (including any amendments thereto), in our and the Operating Partnership’s subsequent combined Quarterly Reports on Form 10-Q (including any amendments thereto), and in our and the Operating Partnership’s other filings with the Commission, all of which are incorporated by reference in this prospectus supplement and the accompanying prospectus as described under “Incorporation of Certain Information by Reference.”

Risks related to recent and proposed transactions

We may be unable to complete the Northfield OpCo Disposition, the Empire City Transaction or the Park MGM Lease Transaction or may not consummate such transactions on the terms described herein.

On May 28, 2018, MGP entered into an agreement to acquire the real property associated with Empire City from MGM. On September 18, 2018, MGP entered into an agreement to sell Northfield OpCo to a subsidiary of MGM. In addition, on December 20, 2018, MGP entered into a definitive agreement with MGM whereby MGP will pay MGM consideration of $637.5 million for renovations undertaken by MGM regarding Park MGM and the annual rent under the Master Lease will be increased by $50.0 million. Although the Empire City Transaction is expected to close in the first quarter of 2019 and the Northfield OpCo Disposition and the Park MGM Lease Transaction are expected to close in the first half of 2019, the consummation of each transaction is subject to certain customary regulatory and other closing conditions, which makes its completion and timing uncertain. Accordingly, there can be no assurance that the Northfield OpCo Disposition, the Empire City Transaction or the Park MGM Lease Transaction will be consummated on the anticipated schedule or at all.

On January 28, 2019, the Empire City Transaction was approved by the New York State Gaming Commission. Although MGM and MGP intend to consummate the Empire City Transaction on or about January 29, 2019, the transaction remains subject to the satisfaction of other closing conditions, and accordingly there can be no assurance that the transaction will be consummated on the anticipated schedule or at all.

If we are unable to complete the Northfield OpCo Disposition, we may be required to identify a new purchaser and renegotiate the sale of the Northfield OpCo, and any such new sale would also be subject to new regulatory and other conditions. Such renegotiation and conditions and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the sale of Northfield OpCo or imposing additional costs or limitations on us following completion of the sale of Northfield OpCo.

A delay or failure to sell Northfield OpCo to MGM or any other potential purchaser or to consummate the Empire City Transaction or the Park MGM Lease Transaction could have a material adverse effect on our business, financial position or results of operations.

Our ownership of the TRS, which we formed in connection with the Northfield Acquisition, will be subject to limitations, and a failure to comply with the limits could jeopardize our REIT qualification.

We acquired Northfield using a TRS. This TRS will earn income that would not be qualifying income if earned directly by us. No more than 20% of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and us that are not conducted on an arm’s-length basis.

Our TRS will pay U.S. federal, state and local income tax at regular corporate rates on its taxable income, including any gains that may result from selling the operating assets, and its after-tax net income would be available for distribution to us but will not be required to be distributed to us by such TRS. We will monitor the value of our interests in the TRS (and any other TRSs that we may form in the future) to ensure compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with our TRS (and any other TRSs that we may form in the future) to ensure that they are entered into on arm’s length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

The unaudited pro forma condensed consolidated financial data contained in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our financial position, operating results and other data would have been if the Pro Forma Transactions had actually been completed on the dates indicated and is not intended to project such information for any future date or for any future period, as applicable.

The unaudited pro forma condensed consolidated financial data included in this prospectus supplement was prepared on the basis of assumptions and estimates underlying the adjustments described in the accompanying notes, which are based on available information that we believe to be reasonable. In addition, such unaudited pro forma condensed consolidated financial data does not reflect adjustments for other developments with our business or any acquired or disposed business after September 30, 2018. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. Therefore, the unaudited pro forma condensed consolidated financial data does not purport to represent what our financial position, operating results and other data would have been if the Pro Forma Transactions had actually been completed on the dates indicated and is not intended to project such information for any future date or for any future period, as applicable. The unaudited pro forma condensed consolidated financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, or the integration related costs of MGP and the Operating Partnership. For additional information about the basis of presentation of the financial data included in this prospectus supplement, see “Unaudited Pro Forma Condensed Consolidated Financial Data” and the financial statements included or incorporated by reference elsewhere in this prospectus supplement.

Risks related to our business and operations

MGM’s corporate rent net of Operating Partnership distributions coverage ratio described in this prospectus supplement may not be a reliable indicator of its future results.

While the information regarding MGM’s corporate rent net of Operating Partnership distributions coverage ratio was prepared on the basis of assumptions and information that we believe to be reasonable, MGM’s actual results and, as a result our corporate rent net of Operating Partnership distributions coverage ratio, in the future may differ from the historical numbers presented, perhaps significantly, due to numerous factors, including the condition of the gaming markets in the regions in which MGM operates and the amounts of dividends and distributions received by MGM from CityCenter and MGM China.

Management presents a coverage ratio that includes dividends and distributions received by MGM from its joint ventures based on MGM’s ownership in such entities because it believes that this presentation more accurately reflects the cash available to MGM to satisfy its obligations under the Master Lease. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants and other contractual restrictions, and applicable laws in the respective jurisdiction of each entity’s organization, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s corporate rent net of Operating Partnership distributions coverage ratio for future periods.

In addition, in calculating this ratio, management is deducting from rent the distributions received by MGM from MGM’s ownership of Operating Partnership units; however, MGM may use any cash received from these distributions for any lawful purpose, which may not include the payment of rent to the Landlord. As a result, while management believes this presentation will be useful to investors to evaluate the financial strength of MGM, which is MGP’s sole tenant, investors should not put undue reliance on this measure as an indicator of the tenant’s ability to pay rent under the Master Lease.

Further, MGM, its subsidiaries (including MGM China) and CityCenter have a significant amount of outstanding indebtedness, and the cash flow required to service such indebtedness, which is not accounted for in the calculation of MGM’s corporate rent net of Operating Partnership distributions coverage ratio, may impact the amount of actual cash MGM has available to satisfy its obligations under the Master Lease.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under our existing debt.

We have a significant amount of indebtedness. As of September 30, 2018, on a pro forma basis as described under “Unaudited Pro Forma Condensed Consolidated Financial Data” and as adjusted for the Notes Offering and the anticipated use of proceeds therefrom and this offering and the anticipated use of proceeds therefrom, we and our subsidiaries on a consolidated basis would have had $5.0 billion principal amount of debt and $1,241.0 million available for borrowing under our Revolving Credit Facility. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our existing debt;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

•

result in an event of default if we fail to satisfy our obligations under our existing debt or fail to comply with the financial and other restrictive covenants contained in our existing debt instruments, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

This offering is not conditioned upon the completion of the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction, and by participating in this offering, you are investing in us on a stand-alone basis and recognize that we may not consummate the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction described herein, we will have issued a significant amount of additional debt, and we will not have acquired the cash from the Northfield OpCo Disposition, or the increased rent from the Empire City Transaction or the Park MGM Lease Transaction. See “—Risks related to recent and proposed transactions—We may be unable to complete the Northfield OpCo Disposition, the Empire City Transaction or the Park MGM Lease Transaction or may not consummate such transactions on the terms described herein.”

Further, the terms of our existing debt agreements do not, and any future debt may not, fully prohibit us from incurring additional debt. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Risks related to our Class A shares

An increase in market interest rates could cause potential investors to seek higher returns and therefore reduce demand for our Class A shares and result in a decline in our share price.

One of the factors that may influence the price of our Class A shares is the return on our shares (i.e., the amount of distributions as a percentage of the price of our shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Class A shares to expect a return which we may be unable or choose not to provide. Higher interest rates would likely increase our borrowing costs and potentially decrease the cash available for distribution. Thus, higher market interest rates could cause the market price of our Class A shares to decline.

Our cash available for distribution to shareholders may not be sufficient to continue to make distributions at expected levels, and we may need to borrow in order to make such distributions, make such distributions in the form of shares or may not be able to make such distributions in full.

Distributions that we make will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor. While we anticipate maintaining relatively stable distribution(s) during each year, the amount, timing and frequency of distributions will be at the sole discretion of the board of directors and will be declared based upon various factors, including, but not limited to: future taxable income, limitations contained in debt instruments, debt service requirements, operating cash inflows and outflows including capital expenditures and acquisitions, if any, to fund distributions and applicable law.

For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, our taxable income will be calculated without reference to our cash flow. Consequently, under certain circumstances, we may not have available cash to pay our required distributions, and we may need to increase our borrowings in order to fund our intended distributions, or we may distribute a portion of our distributions in the form of our Class A shares, which could result in significant shareholder dilution, or in the form of our debt instruments. Pursuant to recent guidance issued by the IRS, certain part-stock and part-cash dividends distributed by publicly-traded REITs will be treated as dividends that satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. There is no assurance, however, that we can structure part-stock and part-cash distributions in a manner that meets the requirements of the guidance. Therefore, it is unclear whether and to what extent we will be able to make taxable dividends payable in-kind. In addition, to the extent we were to make distributions that include our Class A shares or debt instruments, a shareholder of ours will be required to report dividend income as a result of such distributions even though we distributed no cash or only nominal amounts of cash to such shareholder.

The number of shares available for future sale could adversely affect the market price of our Class A shares.

We cannot predict whether future issuances of our shares or the availability of our Class A shares for resale in the open market will decrease the market price per share of our Class A shares. Sales of a substantial number of our Class A shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class A shares. In addition, except as described herein, we, our directors and executive officers and MGM have agreed with the underwriters not to offer, pledge, sell, contract to sell or otherwise transfer or dispose of any shares or securities convertible into or exercisable or exchangeable for our Class A shares for a period of 45 days, after the completion of this offering; however, these lock-up agreements are subject to numerous exceptions and the representatives, on behalf of the underwriters, may waive these lock-up provisions without notice. If any or all of these holders cause a large number of their shares to be sold in the public market, the sales could reduce the trading price of our Class A shares and could impede our ability to raise future capital. In addition, the exercise of the underwriters’ overallotment option to purchase additional Class A shares or other future issuances of our shares would be dilutive to existing shareholders.

If securities or industry press or analysts cease covering our Class A shares, publish negative research or reports about our business, or if they change their recommendations regarding our Class A shares adversely, our Class A share price and trading volume could decline.

The trading market for our Class A shares may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our Class A shares, or if industry press publishes negative articles about our company, our Class A share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Class A share price or trading volume to decline.

There may be future sales or other dilution of MGP’s equity, which may adversely affect the market price of the Class A shares. Significant exercises of stock options could adversely affect the market price of our Class A shares.

As of January 28, 2019, there were 70,911,166 Class A shares issued and entitled to vote. In addition, 0.25% of the Company’s authorized Class A shares are issued or issuable pursuant to stock option and employee benefit plans, and as of January 28, 2019, 195,134,123 Class A shares were convertible from Operating Partnership units held by MGM. The sale, or availability for sale, of substantial amounts of our Class A shares in the public market, whether directly by us or resulting from the exercise of options, issuances under employee benefit plans or exchange of the Operating Partnership units held by MGM (and, where applicable, sales pursuant to Rule 144 under the Securities Act), would be dilutive to existing security holders, could adversely affect the prevailing market price of our Class A shares and could impair our ability to raise additional capital through the sale of equity securities.

Except as described under “Underwriting” with respect to the 45-day lock-up, MGP is not restricted from issuing additional Class A shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, Class A shares. The issuance of additional Class A shares will dilute the ownership interest of existing shareholders. Sales of a substantial number of Class A shares or other equity-related securities in the public market could depress the market value of the Class A shares, and impair MGP’s ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of the Class A shares or other equity-related securities would have on the market price of the Class A shares.

Sales of the Class A shares in the public market or sales of any of our other securities could dilute ownership and earnings per share, and even the perception that such sales could occur could cause the market price of the Class A shares to decline. The market price of the Class A shares also could decline as a result of sales of the Class A shares made after this offering or the perception that such sales could occur.

Use of proceeds

We estimate that, based on our closing share price of $30.16 on January 25, 2019, our net proceeds from this offering will be approximately $419.2 million, (or $482.2 million if the underwriters exercise their overallotment option to purchase additional Class A shares in full) after deducting discounts, commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering in part to repay drawings under the Revolving Credit Facility, with the balance for general corporate purposes, including the Empire City Transaction and the Park MGM Lease Transaction. See “Capitalization.”

Any proceeds received in connection with the exercise by the underwriters of their overallotment option to purchase additional shares will be used for general corporate purposes.

Pending application of the net proceeds to us from this offering, we intend to invest such net proceeds temporarily in interest-bearing, short-term investment grade securities, money market accounts or checking accounts, in a manner that is consistent with our intention to maintain our qualification for taxation as a REIT.

Affiliates of certain of the underwriters are lenders and/or agents under the Revolving Credit Facility. We intend to use the net proceeds of this offering to repay revolver draws, and therefore affiliates of certain of the underwriters may receive a portion of the net proceeds from this offering. See “Underwriting.”

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018:

•	on an actual basis;

•

on a pro forma basis after giving effect to the pro forma adjustments set forth in the unaudited pro forma condensed consolidated financial data included herein under the heading “Unaudited Pro Forma Condensed Consolidated Financial Data,” including the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction; and

•	on a pro forma basis as further adjusted to give effect to this offering and the Notes Offering, and our use of the estimated proceeds of this offering and the Notes Offering.

This table should be read in conjunction with “Use of Proceeds” and “Unaudited Pro Forma Condensed Consolidated Financial Data” appearing elsewhere in this prospectus supplement, and in conjunction with MGP’s financial statements and notes thereto and other information incorporated by reference herein. This offering is not conditioned upon the completion of the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction.

	As of September 30, 2018
	Actual	Pro forma(1)	Pro forma (as adjusted)(1)(2)(3)
	(in thousands)
	(unaudited)
Cash and cash equivalents	$49,500	$8,051	$123,081

Long-term debt (including current maturities):
Senior Secured Credit Facility(4)
Term Loan A Facility	470,000	470,000	470,000
Term Loan B Facility	1,803,750	1,803,750	1,803,750
Revolving Credit Facility	565,000	1,153,214	109,017	(5)
4.500% Senior Notes due 2028	350,000	350,000	350,000
5.750% Senior Notes due 2027(6)	—	—	750,000
4.500% Senior Notes due 2026	500,000	500,000	500,000
5.625% Senior Notes due 2024	1,050,000	1,050,000	1,050,000

	$4,738,750	$5,326,964	$5,032,767
Less: unamortized debt issuance costs	(54,033)	(54,033)	(64,003)

Total long-term debt (including current maturities)	$4,684,717	$5,272,931	$4,968,764
Shareholders’ equity:
Total shareholders’ equity	5,915,203	6,284,903	6,704,100
Total capitalization	$10,599,920	$11,557,834	$11,672,864

(1)	On a pro forma basis after giving effect to the pro forma adjustments set forth in the unaudited pro forma condensed consolidated financial information included herein under the heading “Unaudited Pro Forma Condensed Consolidated Financial Data,” including the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction.

(2)	Reflects (a) net proceeds of $419.2 million with respect to the shares offered hereby and (b) net proceeds of $740.0 million with respect to the Notes Offering. The estimated net proceeds are based on the closing share price on January 25, 2019.

(3)	Pending application of the net proceeds to us from this offering, we may invest such net proceeds temporarily in interest-bearing, short-term investment grade securities, money market accounts or checking accounts, in a manner that is consistent with our intention to maintain our qualification for taxation as a REIT.

(4)	As of September 30, 2018, on a pro forma basis and as adjusted for the Notes Offering and the anticipated use of proceeds therefrom, we and our subsidiaries on a consolidated basis would have had $1,241.0 million available for borrowing under our Revolving Credit Facility. As of January 28, 2019, we had $754.0 million principal amount outstanding under our $1,350.0 million Revolving Credit Facility.

(5)	As of January 28, 2019, $754.0 million was outstanding under the Revolving Credit Facility, of which $194.0 million is expected to be repaid on January 31, 2019 and $431.0 million is expected to be repaid on February 5, 2019, using proceeds from the Notes Offering. The remainder of the proceeds from the Notes Offering will be used to fund previously announced transactions, including the Empire City Transaction and the Park MGM Lease Transaction.

(6)	Pending application of the net proceeds to us from the Notes Offering, we may invest such net proceeds temporarily in interest-bearing, short-term investment grade securities, money market accounts or checking accounts, in a manner that is consistent with our intention to maintain our qualification for taxation as a REIT.

Unaudited pro forma condensed consolidated financial data

On October 5, 2017, the Operating Partnership completed the MGM National Harbor Transaction pursuant to which MGM National Harbor, LLC, a subsidiary of MGM, assigned its real estate assets to the Operating Partnership in exchange for a combination of cash, the assumption of certain debt from MGM National Harbor and the issuance of Operating Partnership units by the Operating Partnership to MGM National Harbor. The Operating Partnership funded the MGM National Harbor Transaction, in part, with proceeds from the issuance and sale of Operating Partnership units to MGP of approximately $387.5 million on September 11, 2017, as well as the net proceeds of $345.6 million from the issuance of the Operating Partnership’s 2028 Senior Notes on September 21, 2017 (the “MGM National Harbor Financing Transactions”).

On July 6, 2018, the TRS completed the Northfield Acquisition for $1.1 billion. The Operating Partnership funded the Northfield Acquisition with a combination of cash on hand and borrowings under the Operating Partnership’s senior secured credit facility, including a $200.0 million draw on the Operating Partnership’s Term Loan A Facility and a $655.0 million draw under its Revolving Credit Facility.

In 2018, MGP entered into agreements for the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction. This offering is not conditioned upon the completion of the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction. See “Prospectus Supplement Summary—Business” in this prospectus supplement for additional information on these transactions.

The unaudited pro forma condensed consolidated financial data was based on, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated financial data;

•

the separate condensed consolidated financial statements and the accompanying notes of MGP and the Operating Partnership as of and for the nine months ended September 30, 2018, as contained in MGP’s and the Operating Partnership’s Combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, incorporated by reference in this prospectus supplement;

•

the separate consolidated financial statements and the accompanying notes of MGP and the Operating Partnership as of and for the year ended December 31, 2017, as contained in MGP’s and the Operating Partnership’s Combined Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference in this prospectus supplement;

•

the separate condensed consolidated financial statements and the accompanying notes of Northfield as of and for the six months ended June 30, 2018, as attached to MGP’s and the Operating Partnership’s Combined Current Report on Form 8-K, incorporated by reference in this prospectus supplement; and

•

the separate consolidated financial statements and the accompanying notes of Northfield as of and for the year ended December 31, 2017, as attached to MGP’s and the Operating Partnership’s Combined Current Report on Form 8-K, incorporated by reference in this prospectus supplement.

MGM Growth Properties LLC

Unaudited pro forma condensed consolidated balance sheet

As of September 30, 2018

(in thousands)

	Historical							Pro forma
	As of September 30, 2018							As of September 30, 2018
	MGP	Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		MGP (adjusted)
		Note 3		Note 4		Note 5

Assets
Real estate investments, net	$9,803,410	$772,451	3(a)	$636,900	4(a)	$—		$11,212,761
Property and equipment, used in operations, net	789,039	(789,039)	3(a)	—		—		—
Cash and cash equivalents	49,500	(41,449)	3(a)	—		—		8,051
Tenant and other receivables, net	12,447	(6,612)	3(a)	—		—		5,835
Lease incentive asset	—	—		—		541,245	5(a)	541,245
Prepaid expenses and other assets	56,395	(2,598)	3(a)	—		—		53,797
Above market lease, asset	43,407	—		—		—		43,407
Goodwill	17,915	(17,915)	3(a)	—		—		—
Other intangible assets, net	252,107	(252,107)	3(a)	—		—		—

Total assets	$11,024,220	$(337,269)		$636,900		$541,245		$11,865,096

Liabilities
Debt, net	$4,684,717	$(295,236)	3(c)	$245,950	4(a)	$637,500	5(a)	$5,272,931
Due to MGM Resorts International and affiliates	402	—		—		—		402
Accounts payable, accrued expenses and other liabilities	39,588	(28,315)	3(a)	8,639	4(b)	—		20,912
		1,000	3(b)
Above market lease, liability	46,403	—		—		—		46,403
Accrued interest	32,395	—		—		—		32,395
Dividend and distribution payable	116,395	—		—		—		116,395
Deferred revenue	157,725	(18)	3(a)	—		(96,255)	5(a)	61,452
Deferred income taxes, net	31,392	(2,089)	3(a)	—		—		29,303

Total liabilities	5,109,017	(324,658)		254,589		541,245		5,580,193

Commitments and contingencies

Shareholders’ equity
Class A shares	—	—		—		—		—
Additional paid-in capital	1,711,813	(2,952)	3(d)	26,102	4(c)	—		1,734,963
Accumulated deficit	(137,781)	(254)	3(b)	(2,196)	4(b)	—		(140,231)
Accumulated other comprehensive income	10,404	—		—		—		10,404

Total Class A shareholders’ equity	1,584,436	(3,206)		23,906		—		1,605,136
Noncontrolling interest	4,330,767	(8,659)	3(d)	364,848	4(c)	—		4,679,767
		(746)	3(b)	(6,443)	4(b)

Total shareholders’ equity	5,915,203	(12,611)		382,311		—		6,284,903

Total liabilities and shareholders’ equity	$11,024,220	$(337,269)		$636,900		$541,245		$11,865,096

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties LLC

Unaudited pro forma condensed consolidated statement of operations

For the year ended December 31, 2017

(in thousands except share and per share amounts)

	Historical			Historical										Pro forma
	Year ended December 31, 2017			Year ended December 31, 2017										Year ended December 31, 2017
	MGP	MGM National Harbor Transaction and MGM National Harbor Financing Transactions adjustments		Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		MGP (adjusted)
		Note 6			Note 2(aa)	Note 2		Note 3		Note 4		Note 5

Revenues
Rental revenue	$675,089	$72,397	6(aa)	$—	$—	$—		$60,257	3(aa)	$50,356	4(aa)	$50,356	5(aa)	$886,660
												(21,795)	5(bb)
Tenant reimbursements and other	90,606	10,660	6(bb)	—	—	—		1,567	3(bb)	6,235	4(bb)	—		119,822
		10,754	6(cc)
Gaming, food, beverage and other	—	—		—	250,345	—		(250,345)	3(cc)	—		—		—
Rocksino gaming	—	—		238,850	(238,850)	—		—		—		—		—
Food and beverage	—	—		26,466	(26,466)	—		—		—		—		—
Pari-mutuel gaming related	—	—		16,938	(16,938)	—		—		—		—		—
Other	—	—		14,959	(14,959)	—		—		—		—		—

Total revenues	765,695	93,811		297,213	(46,868)	—		(188,521)		56,591		28,561		1,006,482
Less promotional allowances	—	—		(16,148)	16,148	—		—		—		—		—

Net revenues	765,695	93,811		281,065	(30,720)	—		(188,521)		56,591		28,561		1,006,482

Operating expenses
Gaming, food, beverage and other	—	—		—	167,549	—		(165,982)	3(cc)	—		—		—
								(1,567)	3(bb)
Gaming taxes and related revenue sharing	—	—		102,596	(102,596)	—		—		—		—		—
Food and beverage	—	—		20,878	(20,878)	—		—		—		—		—
Purses	—	—		6,112	(6,112)	—		—		—		—		—
Other racetrack operating expenses	—	—		10,220	(10,220)	—		—		—		—		—
Simulcast fees	—	—		1,898	(1,898)	—		—		—		—		—
Other Rocksino gaming	—	—		13,558	(13,558)	—		—		—		—		—
Depreciation and amortization	260,455	30,080	6(dd)	14,935	—	6,123	2(bb)	(10,129)	3(cc)	14,474	4(cc)	—		315,938
Property transactions, net	34,022	—		—	367	—		(367)	3(cc)	—		—		34,022
Reimbursable expenses	88,254	10,660	6(bb)	—	—	—		1,567	3(bb)	6,235	4(bb)	—		118,570
		11,854	6(cc)
Amortization of above market lease, net	686	—		—	—	—		—		—		—		686
Acquisition-related expenses	17,304	(17,304)	6(ee)	—	—	—		—		—		—		—
General and administrative	12,189	—		38,750	(38,750)	—		—		—		—		12,189
Management fees	—	—		4,257	(4,257)	—		—		—		—		—

	412,910	35,290		213,204	(30,353)	6,123		(176,478)		20,709		—		481,405

Operating income	352,785	58,521		67,861	(367)	(6,123)		(12,043)		35,882		28,561		525,077

Non-operating income (expense)
Interest income	3,907	—		—	—	—		—		—		—		3,907
Interest expense	(184,175)	(11,591)	6(ff)	(4,505)	—	(35,144)	2(dd)	11,103	3(dd)	(9,249)	4(ee)	(23,974)	5(cc)	(257,535)
Other non-operating	(1,621)	—		—	55	(55)	2(ee)	—		—		—		(1,621)
Loss on sale of asset	—	—		(367)	367	—		—		—		—		—
Unrealized gain on interest rate swap	—	—		55	(55)	—		—		—		—		—

	(181,889)	(11,591)		(4,817)	367	(35,199)		11,103		(9,249)		(23,974)		(255,249)

Income before income taxes	170,896	46,930		63,044	—	(41,322)		(940)		26,633		4,587		269,828
Provision for income taxes	(4,906)	—		—	—	(13,870)	2(ff)	13,870	3(cc)	—		—		(4,906)

Net income	165,990	46,930		63,044	—	(55,192)		12,930		26,633		4,587		264,922

Less: Net income attributable to noncontrolling interest	(124,215)	(33,331)	6(gg)	—	—	(5,856)	2(gg)	(9,643)	3(cc)	(19,863)	4(ff)	(3,421)	5(dd)	(196,329)

Net income attributable to Class A shareholders	$41,775	$13,599		$63,044	$—	$(61,048)		$3,287		$6,770		$1,166		$68,593

Weighted average Class A shares outstanding:
Basic	61,733,136	9,166,918	6(hh)											70,900,054
Diluted	61,916,546	9,166,918	6(hh)											71,083,464
Net income per Class A share (basic)	$0.68													$0.97

Net income per Class A share (diluted)	$0.67													$0.96

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties LLC

Unaudited pro forma condensed consolidated statement of operations

For the nine months ended September 30, 2018

(in thousands except share and per share amounts)

	Historical											Pro forma
	Nine months ended September 30, 2018	Period from January 1, 2018 to July 5, 2018										Nine months ended September 30, 2018
	MGP	Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		MGP (adjusted)
			Note 2(aa)	Note 2		Note 3		Note 4		Note 5

Revenues
Rental revenue	$559,690	$—	$—	$—		$45,193	3(aa)	$37,767	4(aa)	$37,767	5(aa)	$664,071
										(16,346)	5(bb)
Tenant reimbursements and other	93,198	—	—	—		827	3(bb)	4,686	4(bb)	—		98,711
Gaming, food, beverage and other	65,562	—	139,601	—		(205,163)	3(cc)	—		—		—
Rocksino gaming	—	130,521	(130,521)	—		—		—		—		—
Food and beverage	—	13,923	(13,923)	—		—		—		—		—
Pari-mutuel gaming related	—	8,275	(8,275)	—		—		—		—		—
Other	—	11,516	(11,516)	—		—		—		—		—

Total revenues	718,450	164,235	(24,634)	—		(159,143)		42,453		21,421		762,782
Less promotional allowances	—	(8,439)	8,439	—		—		—		—		—

Net revenues	718,450	155,796	(16,195)	—		(159,143)		42,453		21,421		762,782

Operating expenses
Gaming, food, beverage and other	43,331	—	93,723	—		(136,227)	3(cc)	—		—		—
						(827)	3(bb)
Gaming taxes and related revenue sharing	—	56,100	(56,100)	—		—		—		—		—
Food and beverage	—	10,791	(10,791)	—		—		—		—		—
Purses	—	3,070	(3,070)	—		—		—		—		—
Other racetrack operating expenses	—	4,896	(4,896)	—		—		—		—		—
Simulcast fees	—	986	(986)	—		—		—		—		—
Other Rocksino gaming	—	6,922	(6,922)	—		—		—		—		—
Depreciation and amortization	203,043	7,948	—	2,375	2(bb)	(7,367)	3(cc)	10,855	4(cc)	—		216,854
Property transactions, net	18,851	—	199	—		(199)	3(cc)	—		—		18,851
Reimbursable expenses	90,435	—	—	—		827	3(bb)	4,686	4(bb)	—		95,948
Amortization of unfavorable and favorable lease, net	514	—	—	—		—		—		—		514
Acquisition-related expenses	7,095	10,426	—	(15,773)	2(cc)	—		(1,748)	4(dd)	—		—
General and administrative	10,085	24,992	(24,992)	—		—		—		—		10,085
Management fees	—	2,161	(2,161)	—		—		—		—		—

	373,354	128,292	(15,996)	(13,398)		(143,793)		13,793		—		342,252

Operating income	345,096	27,504	(199)	13,398		(15,350)		28,660		21,421		420,530

Non-operating income (expense)
Interest income	2,473	—	—	—		—		—		—		2,473
Interest expense	(157,249)	(3,736)	—	(18,427)	2(dd)	8,327	3(dd)	(6,937)	4(ee)	(17,980)	5(cc)	(196,002)
Other non-operating	(6,409)	—	(287)	287	2(ee)	—		—		—		(6,409)
Loss on sale of asset	—	(199)	199	—		—		—		—		—
Unrealized loss on interest rate swap	—	(287)	287	—		—		—		—		—

	(161,185)	(4,222)	199	(18,140)		8,327		(6,937)		(17,980)		(199,938)

Income before income taxes	183,911	23,282	—	(4,742)		(7,023)		21,723		3,441		220,592
Provision for income taxes	(7,760)	—	—	(5,086)	2(ff)	7,175	3(cc)	—		—		(5,671)

Net income	176,151	23,282	—	(9,828)		152		21,723		3,441		214,921

Less: Net income attributable to noncontrolling interest	(127,691)	—	—	12,273	2(gg)	(113)	3(cc)	(16,201)	4(ff)	(2,566)	5(dd)	(158,844)

Net income attributable to Class A shareholders	$48,460	$23,282	$—	$(22,101)		$39		$5,522		$875		$56,077

Weighted average Class A shares outstanding:
Basic	70,991,129											70,991,129
Diluted	71,174,270											71,174,270
Net income per Class A share (basic)	$0.68											$0.79

Net income per Class A share (diluted)	$0.68											$0.79

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties LLC

Unaudited pro forma condensed consolidated statement of operations

For the nine months ended September 30, 2017

(in thousands except share and per share amounts)

	Historical			Historical										Pro forma
	Nine months ended September 30, 2017			Nine months ended September 30, 2017										Nine months ended September 30, 2017
	MGP	MGM National Harbor Transaction and MGM National Harbor Financing Transactions adjustments		Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		MGP (adjusted)
		Note 6			Note 2(aa)	Note 2		Note 3		Note 4		Note 5
Revenues
Rental revenue	$489,532	$71,352	6(aa)	$—	$—	$—		$45,193	3(aa)	$37,767	4(aa)	$37,767	5(aa)	$665,265
												(16,346)	5(bb)
Tenant reimbursements and other	61,621	10,501	6(bb)	—	—	—		1,210	3(bb)	4,677	4(bb)	—		88,608
		10,599	6(cc)
Gaming, food, beverage and other	—	—		—	189,291	—		(189,291)	3(cc)	—		—		—
Rocksino gaming	—	—		181,799	(181,799)	—		—		—		—		—
Food and beverage	—	—		19,881	(19,881)	—		—		—		—		—
Pari-mutuel gaming related	—	—		12,666	(12,666)	—		—		—		—		—
Other	—	—		10,453	(10,453)	—		—		—		—		—

Total revenues	551,153	92,452		224,799	(35,508)	—		(142,888)		42,444		21,421		753,873
Less promotional allowances	—	—		(12,184)	12,184	—		—		—		—		—

Net revenues	551,153	92,452		212,615	(23,324)	—		(142,888)		42,444		21,421		753,873

Operating expenses
Gaming, food, beverage and other	—	—		—	125,206	—		(123,996)	3(cc)	—		—		—
								(1,210)	3(bb)
Gaming taxes and related revenue sharing	—	—		78,111	(78,111)	—		—		—		—		—
Food and beverage	—	—		15,783	(15,783)	—		—		—		—		—
Purses	—	—		4,562	(4,562)	—		—		—		—		—
Other racetrack operating expenses	—	—		7,511	(7,511)	—		—		—		—		—
Simulcast fees	—	—		1,459	(1,459)	—		—		—		—		—
Other Rocksino gaming	—	—		10,092	(10,092)	—		—		—		—		—
Depreciation and amortization	190,573	29,645	6(dd)	11,075	—	4,719	2(bb)	(7,598)	3(cc)	10,855	4(cc)	—		239,269
Property transactions, net	19,104	—		—	167	—		(167)	3(cc)	—		—		19,104
Reimbursable expenses	60,112	10,501	6(bb)	—	—	—		1,210	3(bb)	4,677	4(bb)	—		88,183
		11,683	6(cc)
Amortization of unfavorable and favorable lease, net	515	—		—	—	—		—		—		—		515
Acquisition-related expenses	1,059	(1,059)	6(ee)	—	—	—		—		—		—		—
General and administrative	8,223	—		27,932	(27,932)	—		—		—		—		8,223
Management fees	—	—		3,080	(3,080)	—		—		—		—		—

	279,586	50,770		159,605	(23,157)	4,719		(131,761)		15,532		—		355,294

	Historical			Historical										Pro forma
	Nine months ended September 30, 2017			Nine months ended September 30, 2017										Nine months ended September 30, 2017
	MGP	MGM National Harbor Transaction and MGM National Harbor Financing Transactions adjustments		Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		MGP (adjusted)
		Note 6			Note 2(aa)	Note 2		Note 3		Note 4		Note 5
Operating income	271,567	41,682		53,010	(167)	(4,719)		(11,127)		26,912		21,421		398,579
Non-operating income (expense)
Interest income	3,039	—		—	—	—		—		—		—		3,039
Interest expense	(134,998)	(11,622)	6(ff)	(2,972)	—	(26,761)	2(dd)	8,327	3(dd)	(6,937)	4(ee)	(17,980)	5(cc)	(192,943)
Other non-operating	(1,438)	—		—	—	—		—		—		—		(1,438)
Loss on sale of asset	—	—		(167)	167	—		—		—		—		—
Unrealized loss on interest rate swap	—	—		—	—	—		—		—		—		—

	(133,397)	(11,622)		(3,139)	167	(26,761)		8,327		(6,937)		(17,980)		(191,342)

Income before income taxes	138,170	30,060		49,871	—	(31,480)		(2,800)		19,975		3,441		207,237
Provision for income taxes	(3,903)	—		—	—	(11,137)	2(ff)	11,137	3(cc)	—		—		(3,903)

Net income	134,267	30,060		49,871	—	(42,617)		8,337		19,975		3,441		203,334

Less: Net income attributable to noncontrolling interest	(101,214)	(20,347)	6(gg)	—	—	(5,410)	2(gg)	(6,218)	3(cc)	(14,897)	4(ff)	(2,566)	5(dd)	(150,652)

Net income attributable to Class A shareholders	$33,053	$9,713		$49,871	$—	$(48,027)		$2,119		$5,078		$875		$52,682

Weighted average Class A shares outstanding:
Basic	58,612,916	12,256,136	6(hh)											70,869,052
Diluted	58,807,948	12,256,136	6(hh)											71,064,084
Net income per Class A share (basic)	$0.56													$0.74

Net income per Class A share (diluted)	$0.56													$0.74

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties Operating Partnership LP

Unaudited pro forma condensed consolidated balance sheet

As of September 30, 2018

(in thousands)

	Historical							Pro forma
	As of September 30, 2018							As of September 30, 2018
	Operating Partnership	Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		Operating Partnership (adjusted)
		Note 3		Note 4		Note 5

Assets
Real estate investments, net	$9,803,410	$772,451	3(a)	$636,900	4(a)	$—		$11,212,761
Property and equipment, used in operations, net	789,039	(789,039)	3(a)	—		—		—
Cash and cash equivalents	49,500	(41,449)	3(a)	—		—		8,051
Tenant and other receivables, net	12,447	(6,612)	3(a)	—		—		5,835
Lease incentive asset	—	—		—		541,245	5(a)	541,245
Prepaid expenses and other assets	56,395	(2,598)	3(a)	—		—		53,797
Above market lease, asset	43,407	—		—		—		43,407
Goodwill	17,915	(17,915)	3(a)	—		—		—
Other intangible assets, net	252,107	(252,107)	3(a)	—		—		—

Total assets	$11,024,220	$(337,269)		$636,900		$541,245		$11,865,096

Liabilities
Debt, net	$4,684,717	$(295,236)	3(c)	$245,950	4(a)	$637,500	5(a)	$5,272,931
Due to MGM Resorts International and affiliates	402	—		—		—		402
Accounts payable, accrued expenses and other liabilities	39,588	(28,315)	3(a)	8,639	4(b)	—		20,912
		1,000	3(b)
Above market lease, liability	46,403	—		—		—		46,403
Accrued interest	32,395	—		—		—		32,395
Dividend and distribution payable	116,395	—		—		—		116,395
Deferred revenue	157,725	(18)	3(a)	—		(96,255)	5(a)	61,452
Deferred income taxes, net	31,392	(2,089)	3(a)	—		—		29,303

Total liabilities	5,109,017	(324,658)		254,589		541,245		5,580,193

Commitments and contingencies

Partners’ capital
General partner	—	—		—		—		—
Limited partners	5,915,203	(11,611)	3(d)	390,950	4(c)	—		6,284,903
		(1,000)	3(b)	(8,639)	4(b)

Total partners’ capital	5,915,203	(12,611)		382,311		—		6,284,903

Total liabilities and partners’ capital	$11,024,220	$(337,269)		$636,900		$541,245		$11,865,096

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties Operating Partnership LP

Unaudited pro forma condensed consolidated statement of operations

For the year ended December 31, 2017

(in thousands)

	Historical			Historical										Pro forma
	Year ended December 31, 2017			Year ended December 31, 2017										Year ended December 31, 2017
	Operating Partnership	MGM National Harbor Transaction and MGM National Harbor Financing Transactions adjustments		Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		Operating Partnership (adjusted)
		Note 6			Note 2(aa)	Note 2		Note 3		Note 4		Note 5

Revenues
Rental revenue	$675,089	$72,397	6(aa)	$—	$—	$—		$60,257	3(aa)	$50,356	4(aa)	$50,356	5(aa)	$886,660
												(21,795)	5(bb)
Tenant reimbursements and other	90,606	10,660	6(bb)	—	—	—		1,567	3(bb)	6,235	4(bb)	—		119,822
		10,754	6(cc)
Gaming, food, beverage and other	—	—		—	250,345	—		(250,345)	3(cc)	—		—		—
Rocksino gaming	—	—		238,850	(238,850)	—		—		—		—		—
Food and beverage	—	—		26,466	(26,466)	—		—		—		—		—
Pari-mutuel gaming related	—	—		16,938	(16,938)	—		—		—		—		—
Other	—	—		14,959	(14,959)	—		—		—		—		—

Total revenues	765,695	93,811		297,213	(46,868)	—		(188,521)		56,591		28,561		1,006,482
Less promotional allowances	—	—		(16,148)	16,148	—		—		—		—		—

Net revenues	765,695	93,811		281,065	(30,720)	—		(188,521)		56,591		28,561		1,006,482

Operating expenses
Gaming, food, beverage and other	—	—		—	167,549	—		(165,982)	3(cc)	—		—		—
								(1,567)	3(bb)
Gaming taxes and related revenue sharing	—	—		102,596	(102,596)	—		—		—		—		—
Food and beverage	—	—		20,878	(20,878)	—		—		—		—		—
Purses	—	—		6,112	(6,112)	—		—		—		—		—
Other racetrack operating expenses	—	—		10,220	(10,220)	—		—		—		—		—
Simulcast fees	—	—		1,898	(1,898)	—		—		—		—		—
Other Rocksino gaming	—	—		13,558	(13,558)	—		—		—		—		—
Depreciation and amortization	260,455	30,080	6(dd)	14,935	—	6,123	2(bb)	(10,129)	3(cc)	14,474	4(cc)	—		315,938
Property transactions, net	34,022	—		—	367	—		(367)	3(cc)	—		—		34,022
Reimbursable expenses	88,254	10,660	6(bb)	—	—	—		1,567	3(bb)	6,235	4(bb)	—		118,570
		11,854	6(cc)
Amortization of above market lease, net	686	—		—	—	—		—		—		—		686
Acquisition-related expenses	17,304	(17,304)	6(ee)	—	—	—		—		—		—		—
General and administrative	12,189	—		38,750	(38,750)	—		—		—		—		12,189
Management fees	—	—		4,257	(4,257)	—		—		—		—		—

	412,910	35,290		213,204	(30,353)	6,123		(176,478)		20,709		—		481,405

Operating income	352,785	58,521		67,861	(367)	(6,123)		(12,043)		35,882		28,561		525,077

Non-operating income (expense)
Interest income	3,907	—		—	—	—		—		—		—		3,907
Interest expense	(184,175)	(11,591)	6(ff)	(4,505)	—	(35,144)	2(dd)	11,103	3(dd)	(9,249)	4(ee)	(23,974)	5(cc)	(257,535)
Other non-operating	(1,621)	—		—	55	(55)	2(ee)	—		—		—		(1,621)
Loss on sale of asset	—	—		(367)	367	—		—		—		—		—
Unrealized gain on interest rate swap	—	—		55	(55)	—		—		—		—		—

	(181,889)	(11,591)		(4,817)	367	(35,199)		11,103		(9,249)		(23,974)		(255,249)

Income before income taxes	170,896	46,930		63,044	—	(41,322)		(940)		26,633		4,587		269,828
Provision for income taxes	(4,906)	—		—	—	(13,870)	2(ff)	13,870	3(cc)	—		—		(4,906)

Net income	$165,990	$46,930		$63,044	$—	$(55,192)		$12,930		$26,633		$4,587		$264,922

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties Operating Partnership LP

Unaudited pro forma condensed consolidated statement of operations

For the nine months ended September 30, 2018

(in thousands)

	Historical											Pro forma

	Nine months ended September 30, 2018	Period from January 1, 2018 to July 5, 2018										Nine months ended September 30, 2018
	Operating Partnership	Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		Operating Partnership (adjusted)
			Note 2(aa)	Note 2		Note 3		Note 4		Note 5

Revenues
Rental revenue	$559,690	$—	$—	$—		$45,193	3(aa)	$37,767	4(aa)	$37,767	5(aa)	$664,071
										(16,346)	5(bb)
Tenant reimbursements and other	93,198	—	—	—		827	3(bb)	4,686	4(bb)	—		98,711
Gaming, food, beverage and other	65,562	—	139,601	—		(205,163)	3(cc)	—		—		—
Rocksino gaming	—	130,521	(130,521)	—		—		—		—		—
Food and beverage	—	13,923	(13,923)	—		—		—		—		—
Pari-mutuel gaming related	—	8,275	(8,275)	—		—		—		—		—
Other	—	11,516	(11,516)	—		—		—		—		—

Total revenues	718,450	164,235	(24,634)	—		(159,143)		42,453		21,421		762,782
Less promotional allowances	—	(8,439)	8,439	—		—		—		—		—

Net revenues	718,450	155,796	(16,195)	—		(159,143)		42,453		21,421		762,782

Operating expenses
Gaming, food, beverage and other	43,331	—	93,723	—		(136,227)	3(cc)	—		—		—
						(827)	3(bb)
Gaming taxes and related revenue sharing	—	56,100	(56,100)	—		—		—		—		—
Food and beverage	—	10,791	(10,791)	—		—		—		—		—
Purses	—	3,070	(3,070)	—		—		—		—		—
Other racetrack operating expenses	—	4,896	(4,896)	—		—		—		—		—
Simulcast fees	—	986	(986)	—		—		—		—		—
Other Rocksino gaming	—	6,922	(6,922)	—		—		—		—		—
Depreciation and amortization	203,043	7,948	—	2,375	2(bb)	(7,367)	3(cc)	10,855	4(cc)	—		216,854
Property transactions, net	18,851	—	199	—		(199)	3(cc)	—		—		18,851
Reimbursable expenses	90,435	—	—	—		827	3(bb)	4,686	4(bb)	—		95,948
Amortization of unfavorable and favorable lease, net	514	—	—	—		—		—		—		514
Acquisition-related expenses	7,095	10,426	—	(15,773)	2(cc)	—		(1,748)	4(dd)	—		—
General and administrative	10,085	24,992	(24,992)	—		—		—		—		10,085
Management fees	—	2,161	(2,161)	—		—		—		—		—

	373,354	128,292	(15,996)	(13,398)		(143,793)		13,793		—		342,252

Operating income	345,096	27,504	(199)	13,398		(15,350)		28,660		21,421		420,530

Non-operating income (expense)
Interest income	2,473	—	—	—		—		—		—		2,473
Interest expense	(157,249)	(3,736)	—	(18,427)	2(dd)	8,327	3(dd)	(6,937)	4(ee)	(17,980)	5(cc)	(196,002)
Other non-operating	(6,409)	—	(287)	287	2(ee)	—		—		—		(6,409)
Loss on sale of asset	—	(199)	199	—		—		—		—		—
Unrealized loss on interest rate swap	—	(287)	287	—		—		—		—		—

	(161,185)	(4,222)	199	(18,140)		8,327		(6,937)		(17,980)		(199,938)

Income before income taxes	183,911	23,282	—	(4,742)		(7,023)		21,723		3,441		220,592
Provision for income taxes	(7,760)	—	—	(5,086)	2(ff)	7,175	3(cc)	—		—		(5,671)

Net income	$176,151	$23,282	$—	$(9,828)		$152		$21,723		$3,441		$214,921

See accompanying notes to unaudited pro forma condensed consolidated financial data.

MGM Growth Properties Operating Partnership LP

Unaudited pro forma condensed consolidated statement of operations

For the nine months ended September 30, 2017

(in thousands)

	Historical			Historical										Pro forma
	Nine months ended September 30, 2017			Nine months ended September 30, 2017										Nine months ended September 30, 2017
	Operating Partnership	MGM National Harbor Transaction and MGM National Harbor Financing Transactions adjustments		Northfield	Northfield reclassification adjustments	Northfield Acquisition adjustments		Northfield OpCo Disposition adjustments		Empire City Transaction adjustments		Park MGM Lease Transaction adjustments		Operating Partnership (adjusted)
		Note 6			Note 2(aa)	Note 2		Note 3		Note 4		Note 5

Revenues
Rental revenue	$489,532	$71,352	6(aa)	$—	$—	$—		$45,193	3(aa)	$37,767	4(aa)	$37,767	5(aa)	$665,265
												(16,346)	5(bb)
Tenant reimbursements and other	61,621	10,501	6(bb)	—	—	—		1,210	3(bb)	4,677	4(bb)	—		88,608
		10,599	6(cc)
Gaming, food, beverage and other	—	—		—	189,291	—		(189,291)	3(cc)	—		—		—
Rocksino gaming	—	—		181,799	(181,799)	—		—		—		—		—
Food and beverage	—	—		19,881	(19,881)	—		—		—		—		—
Pari-mutuel gaming related	—	—		12,666	(12,666)	—		—		—		—		—
Other	—	—		10,453	(10,453)	—		—		—		—		—

Total revenues	551,153	92,452		224,799	(35,508)	—		(142,888)		42,444		21,421		753,873
Less promotional allowances	—	—		(12,184)	12,184	—		—		—		—		—

Net revenues	551,153	92,452		212,615	(23,324)	—		(142,888)		42,444		21,421		753,873

Operating expenses
Gaming, food, beverage and other	—	—		—	125,206	—		(123,996)	3(cc)	—		—		—
								(1,210)	3(bb)	—		—
Gaming taxes and related revenue sharing	—	—		78,111	(78,111)	—		—		—		—		—
Food and beverage	—	—		15,783	(15,783)	—		—		—		—		—
Purses	—	—		4,562	(4,562)	—		—		—		—		—
Other racetrack operating expenses	—	—		7,511	(7,511)	—		—		—		—		—
Simulcast fees	—	—		1,459	(1,459)	—		—		—		—		—
Other Rocksino gaming	—	—		10,092	(10,092)	—		—		—		—		—
Depreciation and amortization	190,573	29,645	6(dd)	11,075	—	4,719	2(bb)	(7,598)	3(cc)	10,855	4(cc)	—		239,269
Property transactions, net	19,104	—		—	167	—		(167)	3(cc)	—		—		19,104
Reimbursable expenses	60,112	10,501	6(bb)	—	—	—		1,210	3(bb)	4,677	4(bb)	—		88,183
		11,683	6(cc)
Amortization of unfavorable and favorable lease, net	515	—		—	—	—		—		—		—		515
Acquisition-related expenses	1,059	(1,059)	6(ee)	—	—	—		—		—		—		—
General and administrative	8,223	—		27,932	(27,932)	—		—		—		—		8,223
Management fees	—	—		3,080	(3,080)	—		—		—		—		—

	279,586	50,770		159,605	(23,157)	4,719		(131,761)		15,532		—		355,294

Operating income	271,567	41,682		53,010	(167)	(4,719)		(11,127)		26,912		21,421		398,579

Non-operating income (expense)
Interest income	3,039	—		—	—	—		—		—		—		3,039
Interest expense	(134,998)	(11,622)	6(ff)	(2,972)	—	(26,761)	2(dd)	8,327	3(dd)	(6,937)	4(ee)	(17,980)	5(cc)	(192,943)
Other non-operating	(1,438)	—		—	—	—		—		—		—		(1,438)
Loss on sale of asset	—	—		(167)	167	—		—		—		—		—
Unrealized loss on interest rate swap	—	—		—	—	—		—		—		—		—

	(133,397)	(11,622)		(3,139)	167	(26,761)		8,327		(6,937)		(17,980)		(191,342)

Income before income taxes	138,170	30,060		49,871	—	(31,480)		(2,800)		19,975		3,441		207,237
Provision for income taxes	(3,903)	—		—	—	(11,137)	2(ff)	11,137	3(cc)	—		—		(3,903)

Net income	$134,267	$30,060		$49,871	$—	$(42,617)		$8,337		$19,975		$3,441		$203,334

See accompanying notes to unaudited pro forma condensed consolidated financial data.

Notes to unaudited pro forma condensed consolidated financial data

1. Basis of presentation

The unaudited pro forma condensed consolidated balance sheets as of September 30, 2018 give effect to the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction as if they had occurred on September 30, 2018. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017 and nine months ended September 30, 2017 give effect to the Pro Forma Transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2018 give effect to the Northfield Acquisition, the Northfield OpCo Disposition, the Empire City Transaction and the Park MGM Lease Transaction as if they had occurred on January 1, 2017. The unaudited pro forma condensed consolidated financial data gives effect to events that are (i) directly attributable to these transactions, (ii) factually supportable and (iii) with respect to the statements of operations, are expected to have a continuing impact on MGP’s and the Operating Partnership’s consolidated results. This offering is not conditioned upon the completion of the Northfield OpCo Disposition, the Empire City Transaction, the Park MGM Lease Transaction or any other transaction.

The Northfield Acquisition has been accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), with the TRS as the accounting acquirer and based on the historical consolidated financial statements of MGP, the Operating Partnership and Northfield.

The Northfield OpCo Disposition and Empire City Transaction are considered to be transactions between legal entities under common control and have been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, the recognized assets and liabilities transferred to MGM in connection with the Northfield OpCo Disposition shall be disposed by MGP on the same basis as that established by the Operating Partnership and the recognized assets and liabilities transferred to MGP in connection with the Empire City Transaction shall be recorded by MGP on the same basis as that established by MGM. Any difference between the purchase consideration paid and the basis of the net assets sold or purchased is recorded as an adjustment to shareholders’ equity and partners’ capital, as applicable.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that MGP and the Operating Partnership believe are reasonable.

The unaudited pro forma condensed consolidated financial data presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Pro Forma Transactions had been completed on the dates indicated, nor is it indicative of the future operating results or financial position of MGP and the Operating Partnership. The unaudited pro forma condensed consolidated financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve, the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, or the integration related costs of MGP and the Operating Partnership.

2. Northfield Acquisition adjustments

Unaudited pro forma condensed consolidated statements of operations

(aa)	Reflects the impact of conforming Northfield’s financial statement presentation with that of MGP and the Operating Partnership, including the conformance of accounting policies. MGP and the Operating Partnership adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018 with no material impact. The historical financial statements of Northfield do not reflect the adoption of ASC 606. The reclassification adjustments reflect such adoption by Northfield in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017 and nine months ended September 30, 2018 and 2017.

(bb)

Reflects incremental depreciation and amortization expense based on the fair value of the property and equipment used in operations and other intangible assets acquired in connection with the Northfield Acquisition.

(cc)

Reflects the elimination of nonrecurring acquisition-related expenses incurred that are directly related to the Northfield Acquisition and included in the historical results of MGP, the Operating Partnership and Northfield, respectively, as such expenses do not have a continuing effect on the combined company.

(dd)

Reflects incremental interest expense of $39.6 million for the year ended December 31, 2017, $22.2 million for the nine months ended September 30, 2018 and $29.7 million for the nine months ended September 30, 2017 related to the borrowings under the Operating Partnership’s senior secured credit facility used to fund the Northfield Acquisition, including the amortization of the related discount and debt issuance costs, offset by the elimination of the historical interest expense of Northfield of $4.5 million for the year ended December 31, 2017, $3.7 million for the nine months ended September 30, 2018 and $2.9 million for the nine months ended September 30, 2017 related to its historical indebtedness that was repaid in connection with the Northfield Acquisition.

(ee)

Reflects the elimination of Northfield’s historical unrealized gains and losses on interest rate swaps in connection with the elimination of the historical indebtedness of Northfield in the Northfield Acquisition.

(ff)

Reflects the income tax effect of the historical income of Northfield as a result of its acquisition by the TRS, as well as the income tax effect of the foregoing pro forma adjustments, based on the applicable statutory rates.

(gg)

Reflects the effect of the Pro Forma Transactions after which MGM would own 74.6% of the weighted average Operating Partnership units outstanding for the periods presented, entitling MGM to 74.6% of the economic interest in the Operating Partnership.

3. Northfield OpCo Disposition adjustments

Unaudited pro forma condensed consolidated balance sheets

(a)

Reflects the sale of Northfield’s operating assets and liabilities, along with the reclassification of Northfield’s real property assets to real estate investments, net, in connection with the Northfield OpCo Disposition.

(b)

Reflects acquisition-related expenses related to the Northfield OpCo Disposition that have been reflected as a pro forma adjustment reducing shareholders’ equity and partners’ capital in the unaudited pro forma condensed consolidated balance sheets of MGP and the Operating Partnership, respectively. None of these expenses were previously recognized and accrued in the historical condensed consolidated balance sheets of MGP and the Operating Partnership as of September 30, 2018 and none of these acquisition-related expenses are reflected in the unaudited pro forma condensed consolidated statements of operations because they do not have a continuing effect on the combined company.

(c)

Reflects the use of the proceeds received for the sale of the operations of Northfield of approximately $295.2 million to reduce the borrowings outstanding on the Operating Partnership’s Revolving Credit Facility.

(d)

Reflects the difference between purchase price and the carrying amounts of the net assets sold in connection with the Northfield OpCo Disposition in accordance with the common control subsections of ASC 805.

Unaudited pro forma condensed consolidated statements of operations

(aa)

Reflects rental income associated with rent from the Master Lease attributable to Northfield. For pro forma purposes, the Master Lease amendment related to the Northfield OpCo Disposition is reflected as if it were effective beginning on January 1, 2017 at the beginning of the tenth month in the initial lease year and subject to the fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease).

(bb)

Reflects revenue for the property taxes paid by the Tenant under the Master Lease with a corresponding offsetting expense, as the Landlord is deemed the primary obligor, reclassified to reimbursable expenses.

(cc)	Reflects the elimination of the revenue and expenses of Northfield’s operations.

(dd)	Reflects interest expense reduction related to the paydown of the Revolving Credit Facility with the proceeds received from the Northfield OpCo Disposition.

4. Empire City Transaction adjustments

Unaudited pro forma condensed consolidated balance sheets

(a)

Reflects the acquired assets and assumed liabilities of Empire City accounted for under the common control subsections of ASC 805, whereby MGP was assigned land and buildings and site improvements with a weighted average useful life of 38 years. The preliminary purchase price allocation is based upon all information currently available to us, and is based upon management’s preliminary estimates of fair value using valuation techniques including income, cost, and market approaches. The purchase price allocation is preliminary pending final determination of the fair values of the assets acquired and liabilities assumed, which we expect will occur within one year of the closing date of the Empire City Transaction. Any reallocation of the fair values of assets acquired and liabilities assumed prior to completion of the final purchase price allocation could have a material impact on our depreciation and amortization expenses and future results of operations. Concurrent with the Empire City Transaction close, borrowings outstanding on the Operating Partnership’s Revolving Credit Facility would be drawn to payoff the debt assumed.

(b)

Reflects acquisition-related expenses related to the Empire City Transaction that have been reflected as a pro forma adjustment reducing shareholders’ equity and partners’ capital in the unaudited pro forma condensed consolidated balance sheets of MGP and the Operating Partnership, respectively. None of these expenses were previously recognized and accrued in the historical condensed consolidated balance sheets of MGP and the Operating Partnership as of September 30, 2018 and none of these acquisition-related expenses are reflected in the unaudited pro forma condensed consolidated statements of operations because they do not have a continuing effect on the combined company.

(c)

Reflects the issuance of 12,901,634 Operating Partnership units to MGM to fund a portion of the Empire City Transaction of $379.1 million, along with the difference between purchase price and MGM’s carrying amounts of the net assets purchased in connection with the Empire City Transaction of $11.9 million.

Unaudited pro forma condensed consolidated statements of operations

(aa)

Reflects rental income associated with rent from the Master Lease attributable to Empire City. For pro forma purposes, the Master Lease amendment related to the Empire City Transaction is reflected as if it were effective beginning on January 1, 2017 at the beginning of the tenth month in the initial lease year and subject to the fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease).

(bb)	Reflects revenue for the property taxes paid by the Tenant under the Master Lease with a corresponding offsetting expense, as the Landlord is deemed the primary obligor.

(cc)	Reflects depreciation expense of the real property of Empire City. These assets were recorded at MGM’s carrying value in accordance with the common control subsections of ASC 805.

(dd)

Reflects the elimination of nonrecurring acquisition-related expenses incurred that are directly related to the Empire City Transaction and included in the historical results of MGP and the Operating Partnership, as such expenses do not have a continuing effect on the combined company.

(ee)	Reflects the interest expense increase related to the incremental borrowings in the amount of the debt assumed and settled in connection with the Empire City Transaction.

(ff)

Reflects the effect of the Pro Forma Transactions after which MGM would own 74.6% of the weighted average Operating Partnership units outstanding for the periods presented, entitling MGM to 74.6% of the economic interest in the Operating Partnership.

5. Park MGM Lease Transaction adjustments

Unaudited pro forma condensed consolidated balance sheets

(a)	Reflects the use of borrowings on the Operating Partnership’s Revolving Credit Facility to pay cash consideration for the Park MGM Lease Transaction of approximately $637.5 million. The Park MGM Lease Transaction will be accounted for as a lease modification and, accordingly, the consideration is reflected as a lease incentive asset, net of the Park MGM deferred revenue balance of $96.3 million as of September 30, 2018.

Unaudited pro forma condensed consolidated statements of operations

(aa)

Reflects rental income associated with rent from the Master Lease attributable to Park MGM. For pro forma purposes, the Master Lease amendment related to the Park MGM Lease Transaction is reflected as if it were effective beginning on January 1, 2017 at the beginning of the tenth month in the initial lease year and subject to the fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease).

(bb)

Reflects a reduction to rental income recognized related to the straight-line amortization expense for the lease incentive asset recorded in connection with the Park MGM Lease Transaction. For pro forma purposes, both the lease incentive asset which will be amortized over the remaining term of Master Lease and the Master Lease amendment related to the Park MGM Lease Transaction are reflected as if they were effective beginning on January 1, 2017 at the beginning of the tenth month in the initial lease year.

(cc)	Reflects interest expense increase related to the incremental borrowings in the amount of the cash consideration paid in connection with the Park MGM Lease Transaction.

(dd)

Reflects the effect of the Pro Forma Transactions after which MGM would own 74.6% of the weighted average Operating Partnership units outstanding for the periods presented, entitling MGM to 74.6% of the economic interest in the Operating Partnership.

6. MGM National Harbor Transaction and MGM National Harbor Financing Transactions adjustments

Unaudited pro forma condensed consolidated statements of operations

(aa)	Reflects rental income associated with the rent from the Master Lease.

(bb)	Reflects revenue for the property taxes paid by the Tenant under the Master Lease with a corresponding offsetting expense, as the Landlord is the primary obligor.

(cc)

Reflects straight-line revenue for ground lease payments paid by the Tenant over the Master Lease term, with a corresponding straight-line expense of such payment over the ground lease term, as the Landlord is the primary obligor.

(dd)

Reflects depreciation expense directly associated with the assignment of the MGM National Harbor assets to the Operating Partnership. These assets were recorded at MGM’s historical cost as the MGM National Harbor Transaction did not result in a change in control.

(ee)

Reflects the elimination of nonrecurring acquisition-related expenses incurred during the period presented that were directly related to the MGM National Harbor Transaction and included in the historical results of MGP and the Operating Partnership.

(ff)

Reflects incremental interest expense related to the 2028 Senior Notes that would have been incurred by MGP and the Operating Partnership in connection with the MGM National Harbor Transaction if the 2028 Senior Notes were outstanding for the entire period presented, including the amortization of related debt issuance costs.

(gg)

Reflects the effect of the Pro Forma Transactions after which MGM would own 74.6% of the weighted average Operating Partnership units outstanding for the periods presented, entitling MGM to 74.6% of the economic interest in the Operating Partnership.

(hh)

Reflects the pro forma earnings per common share based on historical MGP weighted average Class A shares outstanding, adjusted to assume the Class A shares issued by MGP in connection with the MGP National Harbor Financing Transactions were outstanding for the entire period presented.

Underwriting

J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Class A shares set forth opposite its name below.

Underwriter	Number of shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The representatives have advised us that the underwriters propose to offer the Class A shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option to purchase additional shares.

	Per share	Without option	With option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $630,000 and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $15,000.

Overallotment option

We have granted an overallotment option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 2,175,000 additional Class A shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No sales of similar securities

We have agreed that we will not:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by the delivery of our Class A shares or such other securities, in cash or otherwise), or file with the Commission a registration statement under the Securities Act relating to, any of our Class A shares or any securities convertible into or exercisable or exchangeable for any of our Class A shares, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing; provided that we may, without the prior written consent of the representatives, file or cause the filing of a registration statement under the Securities Act, or a post-effective amendment to a registration statement, to establish an “at the market” equity distribution program; or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any of our Class A shares or any such other securities (regardless of whether any such transaction is to be settled by the delivery of our Class A shares or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives for a period of 45 days after the date of this prospectus, with certain limited exceptions. In particular, we may make offers of, or engage in negotiations or discussions contemplating the issuance of, Class A shares or any securities convertible into or exercisable or exchangeable for Class A shares, in each case in connection with the potential acquisition of property or assets, or the potential acquisition of, a joint venture with or a merger with another company. We are also permitted to issue securities convertible into or exercisable or exchangeable for Class A shares pursuant to the agreement relating to the Empire City Transaction. In addition, in the event that we enter into a definitive agreement contemplating the issuance of Class A shares or any securities convertible into or exercisable or exchangeable for any of our Class A shares in connection with an acquisition of property or assets, or an acquisition of, a joint venture with, or a merger with another company or pursuant to an employee benefit plan assumed by us in connection with such acquisition, joint venture or merger, we may issue Class A shares or any securities convertible or exchangeable for Class A shares representing up to 10% of the outstanding Class A shares on a fully diluted basis and, with consent, we may issue Class A shares or any securities convertible or exchangeable for Class A shares representing greater than 10% of the outstanding Class A shares on a fully diluted basis, provided that the recipient of such securities representing greater than 10% of the outstanding Class A shares on a fully diluted basis agrees to deliver to the representatives a lock-up agreement having the terms described below.

Our directors, executive officers and our other existing holders of Class A shares and securities convertible into or exchangeable or exercisable into our Class A shares have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with certain limited exceptions, for a period of 45 days after the date of this prospectus, may not, without the prior written consent of the representatives:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by delivery of our Class A shares or such other securities, in cash or otherwise), any of our Class A shares or any securities convertible into or exercisable or exchangeable for any of our Class A shares (including, without limitation, our Class A shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers and shareholders in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option or warrant);

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with ownership of any of our Class A shares or such other securities, regardless of whether any such transaction is to be settled by delivery of our Class A shares or such other securities, in cash or otherwise; or

•

make any demand for, or exercise any right with respect to, the registration of any of our Class A shares or such other securities or file or cause to be filed a registration statement in connection therewith under the Securities Act, or publicly disclose the intention to make any such offer, sale, pledge or disposition; provided that, to the extent such Class A shares or such other securities are held by MGM, the lock-up provision set forth in this paragraph shall not prohibit (a) any communications that MGM may have with third parties about potential real estate and other third party transactions, some or all of the consideration for which may consist of our Class A shares or such other securities, which communications shall not be considered “offers”, or (b) public disclosure by MGM of its intentions with respect to such securities to the extent such public disclosure is consistent with prior public disclosure by MGM or considered appropriately responsive investor relations activity, in each case, as determined in good faith by MGM.

This lock-up provision applies to Class A shares and such other securities, whether owned now or acquired later, by the person executing the agreement or for which the person executing the agreement acquires the power of disposition.

New York Stock Exchange Listing

The Class A shares are listed on the New York Stock Exchange under the symbol “MGP.”

Price stabilization, short positions

Until the distribution of the Class A shares is completed, Commission rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell Class A shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Class A shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option to purchase additional Class A shares described above. The underwriters may close out any covered short position by either exercising their overallotment option to purchase additional Class A shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase Class A shares through the overallotment option granted to them. “Naked” short sales are sales in excess of such overallotment option. The underwriters must close out any naked short position by purchasing Class A shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A shares or preventing or retarding a decline in the market price of our Class A shares. As a result, the price of our Class A shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other relationships

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments. If the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates routinely hedge, and certain other of the underwriters or their affiliates may hedge or are otherwise likely to reduce their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. Any such short positions could adversely affect future trading prices of our debt securities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates for which they received or will receive customary fees and expenses.

Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are lenders and/or agents under the Revolving Credit Facility. We intend to use the net proceeds of this offering to repay revolver draws, and therefore affiliates of certain of the underwriters may receive a portion of the net proceeds from this offering. See “Use of Proceeds.”

Notice to prospective investors in Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Class A shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of the Class A shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A shares you undertake to us that you will not, for a period of 12 months from the date of issue of the Class A shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Class A shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Hong Kong

The Class A shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Canada

The Class A shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Material U.S. federal income tax considerations

The following summary of material U.S. federal income tax considerations supersedes in its entirety the discussion set forth under the heading “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

U.S. federal income tax considerations of an investment in MGP Class A shares

The following is a summary of the material U.S. federal income tax consequences of an investment in MGP Class A shares. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “MGP,” “we,” “our” and “us” generally mean only MGP and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the regulations promulgated by the U.S. Department of the Treasury (the “Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Recent tax reforms have resulted in significant changes to the rules governing U.S. federal income taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax laws or the possible application of the alternative minimum tax, the 3.8% Medicare tax on net investment income or U.S. federal gift or estate taxes, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	banks, insurance companies, regulated investment companies, or other financial institutions;

•	dealers or brokers in securities or currencies;

•	partnerships, other pass-through entities and trusts, including REITs;

•	partners in partnerships holding MGP Class A shares;

•	persons who hold MGP Class A shares on behalf of other persons as nominees;

•	persons who receive MGP Class A shares as compensation;

•	persons holding MGP Class A shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who are subject to alternative minimum tax;

•	tax-exempt organizations, except to the extent provided in “—Taxation of Shareholders—Taxation of Tax-Exempt Shareholders” below;

•	foreign investors, except to the extent provided in “—Taxation of Shareholders—Taxation of Non-U.S. Shareholders” below; and

•	persons subject to special accounting rules as a result of any item of gross income with respect to MGP Class A shares being taken into account in an applicable financial statement.

This summary assumes that investors will hold their shares as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of MGP Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular investor holding MGP Class A shares will depend on the investor’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of MGP Class A shares.

Taxation of MGP

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2016. We believe that we have been organized and operated in such a manner that has allowed us to qualify for taxation as a REIT under the applicable provisions of the Code, commencing with such taxable year, and we intend to continue to be organized and operated in this manner.

In connection with the filing of this prospectus, we received an opinion of Weil, Gotshal & Manges LLP (“REIT Tax Counsel”) to the effect that, commencing with our taxable year ending December 31, 2016, under applicable U.S. federal income tax law as of May 18, 2017 we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to continue to satisfy the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of REIT Tax Counsel was based on various assumptions relating to our organization and operation, and was conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we have operated and intend to operate so that we will continue to qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will qualify to be taxed as a REIT for any particular year. The opinion was expressed as of May 18, 2017 (the date of this prospectus). REIT Tax Counsel will have no obligation to advise us or MGP shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion.

Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by REIT Tax Counsel. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such fair market values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in general

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we believe that we have operated so that we qualify and will continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify,” below.

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a “C corporation.” A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution to our shareholders.

Most U.S. shareholders (as defined below) that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Currently, the highest marginal non-corporate U.S. federal income tax rate (exclusive of any Medicare tax, if applicable) applicable to ordinary income is 37%. However, non-corporate U.S. shareholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions” below.

Any net operating losses, foreign tax credits and other tax attributes will be utilized at the corporate level and generally do not pass through to MGP shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions” below.

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at the regular corporate rate on any undistributed net taxable income, including undistributed net capital gains.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

•

If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or certain other requirements applicable to REITs, as described below, and yet maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General” below.

•	A 100% tax may be imposed on certain transactions between us and a TRS that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a “C” corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following our acquisition from the C corporation. Treasury regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.

•	The earnings of any TRS of us will generally be subject to U.S. federal corporate income tax.

•

We may elect to retain and pay income tax on our net capital gain. In that case, a shareholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the shareholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our Class A shares.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares or other beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets and the amounts of its distributions.

The Code provides that conditions (1) through (4) above must be met during the entire taxable year, and that condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) above need not be met during an entity’s initial tax year as a REIT (which, in our case, was 2016). Our operating agreement provides restrictions regarding the ownership and transfers of our shares of beneficial interest, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we, in all cases, will be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above, we will be treated as having met this requirement. Moreover, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares of beneficial interest. To do so, we must demand written statements each year from the record holders of significant percentages of our Class A shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Class A shares and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

Effect of subsidiary entities

Ownership of partnership interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as the Operating Partnership, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We have control of the Operating Partnership and its subsidiaries and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail the gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Disregarded subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us or our subsidiaries, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would generally be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests” below.

Taxable REIT subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, and no more than 5% of the value of our assets can be represented by the securities of any single taxable corporation, in each case unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to MGP shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “–Annual Distribution Requirements.” While not certain, this provision may limit the ability of our TRS to deduct interest, which could increase its taxable income. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRS, if any, will be conducted on an arm’s-length basis.

Income tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, generally must be derived from “rents from real property,” gains from the sale of real estate assets (other than publicly offered REIT debt instruments that would not be real estate assets but for the inclusion of publicly offered REIT debt instruments in the meaning of real estate assets), interest income derived from mortgage loans secured by real property or an interest in real property (including certain types of mortgage-backed securities and certain mortgage loans secured by both real and personal property), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from real property

Rents we receive from a tenant generally will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of receipts or sales;

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Neither we nor an actual or constructive owner of 10% or more of MGP shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, subject to a 1% de minimis exception and except as further provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue, or a TRS that is wholly or partially owned by us, to provide both customary and non-customary property management or services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We expect that the rent payments received pursuant to the Master Lease will be treated as “rents from real property” for purposes of the REIT gross income tests.

Interest income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on (i) real property or an interest in real property or (ii) property described in (i) and other property if such other property constitutes 15% or less of the total fair market value of the secured property. If we receive interest income with respect to a mortgage loan that is described in the preceding clause (ii) such interest income may need to be apportioned between the real property and the other collateral for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.

However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests,” below), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests as well as certain items of income or gain attributable to certain counteracting hedges that offset prior qualifying hedges where the prior debt is repaid or qualifying assets underlying such prior hedges are sold. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to satisfy the gross income tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability (i.e., generally our net income divided by our gross income). We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Asset tests

At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other REITs, as well as some kinds of mortgage-backed securities and mortgage loans. The term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs or qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics or to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property (to the extent such property does not constitute a “real estate asset”) or non-real estate securities), may not, in the aggregate, exceed 25% of the value of our total assets. For taxable years beginning after December 31, 2017, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met.

Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (for purposes of value) described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value limitation. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value limitation, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification, notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause MGP to lose its REIT qualification if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, MGP still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury regulations to be issued, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury regulations to be issued, or otherwise satisfies the relevant asset tests within that time frame.

Annual distribution requirements

In order to qualify to be taxed as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

(a)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after-tax net income, if any, from foreclosure property (as described below); minus the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

For taxable years beginning after December 31, 2017, and except as provided below, our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. These distributions will be treated as received by MGP shareholders in the year in which paid. Unless we qualify as a “publicly offered REIT”, our distributions must not be “preferential dividends” in order to be counted for purposes of satisfying the annual distribution requirements and qualify for the dividends paid deduction. A distribution is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares within a particular class and (ii) in accordance with any preferences among different classes of shares as set forth in our organizational documents. We intend to be a publicly offered REIT and therefore any preferential dividends paid by us will qualify for the dividends paid deduction.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for MGP shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. MGP shareholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to MGP shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions,” below.

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay distributions or we may pay distributions through the distribution of other property (including MGP Class A shares) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year but treated as an additional distribution to our shareholders in the year such dividends are paid. In this case, MGP may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

Prohibited transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-kind exchanges

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding such transactions.

Derivatives and hedging transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, (i) income from a hedging transaction we enter into (A) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, including gain from the sale or disposition of a position in such a transaction or (B) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests will not constitute gross income for purposes of the 75% or 95% gross income test; and (ii) if we enter into a position described in clause (i)(A) above with respect to indebtedness described therein or clause (i)(B) above with respect to property generating income described therein, and in connection with the extinguishment or disposition of such indebtedness or property we enter into a transaction that would be a hedging transaction within the meaning of clause (i) above as to any position referred to in this clause (ii) if such position were ordinary property, then any income from such a position or transaction described in this clause (ii) will not constitute gross income for purposes of the 75% or 95% gross income test so long as, in each of the foregoing clauses (i) and (ii), the transaction or position is clearly identified, as specified in Treasury regulations, before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into hedging transactions that are not described in the preceding clause (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

Failure to qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on our taxable income at the regular corporate rate. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Non-corporate shareholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If we fail to qualify as a REIT, such shareholders may not claim this deduction with respect to dividends paid by us. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax aspects of investments in partnerships

General

MGP holds property through the Operating Partnership, which intends to be taxed as a partnership for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. MGP will include its allocable share of these partnership items for purposes of computing its REIT taxable income, and for purposes of the various REIT income tests, will include its proportionate share of these partnership items based on its capital interest in such partnership. Moreover, for purposes of the REIT asset tests, MGP must include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of its interest in partnership assets will be based on MGP’s proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that MGP holds an equity interest in a partnership, such as the Operating Partnership, such partnership’s assets and operations may affect MGP’s ability to continue to qualify as a REIT, even though it may have no control, or only limited influence, over any such partnership.

Entity classification

The ownership by MGP of equity interests in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of a subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If a subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of MGP’s assets and items of its gross income would change and would preclude it from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of any one corporation) or the gross income tests as discussed in “—Asset Tests” and “—Income Tests” above, and in turn would prevent MGP from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of MGP’s failure to meet these tests for a taxable year.

In addition, any change in the status of a subsidiary partnership for tax purposes might be treated as a taxable event, in which case MGP could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax allocations with respect to an investment in a partnership

Under the Code and Treasury regulations promulgated thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or the book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. Any elections or other decisions relating to Operating Partnership allocations under Section 704(c) of the Code (including whether to use the “traditional method,” the “traditional method with curative allocations” or the “remedial method”) shall be made by the general partner of the Operating Partnership, which will be a wholly-owned subsidiary of MGP.

Partnership audit rules

The Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirect invest, including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our Class A shares.

Taxation of shareholders

Taxation of taxable U.S. shareholders

The following is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of our Class A shares applicable to taxable U.S. shareholders. A U.S. shareholder is any holder of our Class A shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our Class A shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A shares.

Distributions

So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate-level income tax (less the amount of corporate tax on such income);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains to the extent that such dividends do not exceed our actual net capital gain for the taxable year or our dividends paid for the taxable year, without regard to the period for which the shareholder that receives such dividend has held its shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of MGP” and “—Annual Distribution Requirements.” U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates (although depending on the characteristics of the assets that produced these gains and on designations that we may make, certain capital gain dividends may be taxed at a 25% rate), and 21% in the case of U.S. shareholders that are corporations.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of MGP” and “— Annual Distribution Requirements.”

Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Dispositions of MGP Class A shares

If a U.S. shareholder sells or disposes of our Class A shares, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition, and the shareholder’s adjusted tax basis in the shares (generally the amount paid for such shares). In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Class A shares will be subject to a maximum U.S. federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our Class A shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, trusts and estates who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our Class A shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Class A shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our Class A shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive activity losses and investment interest limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of our Class A shares will not be treated as passive activity income. As a result, shareholder will not be able to apply any “passive losses” against income or gain relating to our Class A shares. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of our capital shares and income designated as qualified dividend income, as described above, as investment income for purposes of computing the investment interest limitation, but in such case, the shareholder will be taxed at ordinary income rates on such amount. To the extent that distributions we make do not constitute a return of capital, they will generally be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of MGP Class A shares applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any holder of MGP Class A shares other than a partnership or U.S. shareholder.

Ordinary dividends

The portion of distributions received by non-U.S. shareholders that (i) is payable out of our current or accumulated earnings and profits, (ii) is not designated as capital gains, (iii) is not effectively connected with a U.S. trade or business of the non-U.S. shareholder (or if required by an applicable income tax treaty, the non-U.S. shareholder does not maintain a permanent establishment in the United States to which such distributions are attributable) and (iv) is not attributable to gains from the sales or exchanges of United States real property interests, as defined in Section 897 of the Code (“USRPIs”), will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Class A shares. In cases where the distribution income from a non-U.S. shareholder’s investment in our Class A shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (through a United States permanent establishment, where applicable), the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income, as adjusted for certain items, may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder provides us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. shareholder provides us an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Non-dividend distributions

Unless our Class A shares constitute a USRPI, distributions that we make which are not dividends out of our earnings and profits, not attributable to gain from the disposition of USRPIs and not in excess of the adjusted tax basis of the non-U.S. shareholder’s shares will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To the extent that such distributions exceed the non-U.S. shareholder’s adjusted tax basis in such shares, the distributions will generally give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. shareholders.

Capital gain dividends and distributions attributable to a sale or exchange of United States real property interests

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution that we make to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a non-U.S. shareholder that we properly designate as capital gain dividends and are attributable to dispositions of our assets other than USRPIs generally are not subject to U.S. federal income or withholding tax, unless (i) the investment in our Class A shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business (through a United States permanent establishment where applicable), in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. shareholder will be subject to a 30% tax on his capital gains (reduced by certain capital losses). We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 21% withholding tax described above, and instead will be treated in the same manner as an ordinary dividend, if the distribution is received (i) with respect to a class of shares that is regularly traded on an established securities market located in the United States and the recipient non-U.S. shareholder does not own more than 10% of that class of shares at any time during the year ending on the date on which the distribution is received; (ii) by certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital shares; or (iii) by a “qualified foreign pension fund” (as defined in the Code) or any entity all of the interests of which are held by such a qualified foreign pension fund. We anticipate that our Class A shares will be “regularly traded” on an established securities exchange.

Retention of net capital gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our Class A shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. shareholders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. shareholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of our Class A Shares

Unless our Class A shares constitute USRPIs, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our Class A shares will be treated as USRPIs if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our Class A shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. persons at all times during a specified testing period. No assurance can be given that we will be a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Class A shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder’s sale of our Class A shares nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 10% or less of our outstanding shares at any time during a prescribed testing period. We expect that our Class A shares will be regularly traded on an established securities market.

Even if none of the foregoing tests are met and our Class A shares are not considered to be regularly traded on an established securities market, dispositions of our capital shares by qualified shareholders would still be exempt from FIRPTA, except to the extent owners of such qualified shareholders own, actually or constructively, more than 10% of our capital shares. Furthermore, dispositions of our capital shares by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

If gain on the sale of our Class A shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our Class A shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (i) if the non-U.S. shareholder’s investment in the shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (through a United States permanent establishment, where applicable), the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our Class A shares, a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of our Class A shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other of our Class A shares during the 61-day period beginning with the first day of the 30-day period described in clause (a). The preceding sentence shall not apply to a non-U.S. shareholder if the non-U.S. shareholder did not own more than 10% of the shares at any time during the one-year period ending on the date of the distribution described in clause (a) of the preceding sentence and the class of shares is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market in the United States.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our Class A shares.

Taxation of tax-exempt shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt shareholder has not held our Class A shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), distributions that we make and income from the sale of the shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts, exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9) or (c)(17) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our Class A shares could be required to treat a percentage of any distributions received from it as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of our Class A shares or (b) one or more pension trusts, each individually holding more than 10% of the value of the shares, collectively own more than 50% of the value of the shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our Class A shares and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning the MGP Class A shares.

Other tax considerations

Legislative or other actions affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process, the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal income tax laws and interpretations thereof could adversely affect an investment in MGP Class A shares.

Backup withholding and information reporting

In general, MGP is required to report to U.S. shareholders of MGP Class A shares and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Backup withholding may apply to dividends paid to a U.S. holder of MGP Class A shares unless such holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder of MGP Class A shares that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.

In general, MGP is required to report annually to non-U.S. shareholders of MGP Class A shares and the IRS the amount of dividends paid to such non-U.S. shareholders and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder of MGP Class A shares resides under the provisions of an applicable income tax treaty. A non-U.S. holder of MGP Class A shares may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds from a sale of MGP Class A shares within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of MGP Class A shares conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign account tax compliance act

A U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a shareholder may be eligible for refunds or credits of such taxes. These withholding taxes are imposed on distributions paid with respect to our Class A shares to foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our Class A shares) that fail to satisfy the above requirements. Shareholders should consult with their tax advisors regarding the possible implications of this legislation on their ownership and disposition of our Class A shares.

State, local and foreign taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Class A shares.

Legal matters

Certain legal matters, including the validity of shares offered hereby, will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP. Weil, Gotshal & Manges LLP has also represented us with respect to tax matters. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

Experts

The combined and consolidated financial statements of MGM Growth Properties LLC, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP, and the effectiveness of MGM Growth Properties LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined and consolidated financial statements of MGM Growth Properties Operating Partnership LP, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Northfield Park Associates, LLC and its subsidiary as of and for the years ended December 31, 2017 and 2016, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K/A of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP dated September 19, 2018 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of certain information by reference

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents and reports filed with the Commission:

•	The Combined Annual Report on Form 10-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP for the year ended December 31, 2017;

•	The Combined Quarterly Reports on Form 10-Q of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	The Proxy Statement on Schedule 14A of MGM Growth Properties LLC filed on March 21, 2018;

•

The Combined Current Reports on Form 8-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP filed on January 16, 2018, March 26, 2018, April 5, 2018, May 30, 2018, June 18, 2018, July 6, 2018 (and amendment no. 1 thereto filed on September 19, 2018), January 22, 2019 (with respect to Item 8.01 and Exhibit 99.2 only), January 23, 2019 and January 25, 2019 and the Current Report on Form 8-K of MGM Growth Properties LLC filed on May 4, 2018; and

•	The description of our Class A shares contained in our Registration Statement on Form 8-A filed with the Commission on April 11, 2016.

All documents and reports filed (but not furnished) by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and on or before the time that our offering of the securities covered by this prospectus supplement is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report that is deemed to have been furnished and not filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see “Where You Can Find More Information” in the accompanying prospectus.

Annex I

Unaudited Reconciliation of non-U.S. GAAP Measures of MGM:

The following table presents a reconciliation of net income attributable to MGM Resorts International to Adjusted EBITDA:

	Year ended December 31, 2017	Three months ended December 31, 2017(1)	Nine months ended September 30, 2018
	(In thousands)
Net income attributable to MGM Resorts International	$1,952,052	$1,404,773	$490,099
Plus: Net income attributable to noncontrolling interests	136,132	31,580	88,035

Net income	2,088,184	1,436,353	578,134
Benefit for income taxes	(1,127,394)	(1,395,274)	(42,623)

Income before income taxes	960,790	41,079	535,511
Non-operating expense
Interest expense, net of amounts capitalized	668,745	157,341	554,975
Other, net	82,992	24,984	43,249

	751,737	182,325	598,224

Operating income	1,712,527	223,404	1,133,735
NV Energy exit expense	(40,629)	—	—
Preopening and start-up expenses	118,475	52,967	132,884
Property transactions, net	50,279	27,629	(19,532)
Depreciation and amortization	993,480	249,357	865,502

Adjusted EBITDA	$2,834,132	$553,357	$2,112,589

(1)	Does not include the impact of adoption for ASC 606, Revenue from Contracts with Customers.

S-A1-1

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA (in thousands):

Year Ended December 31, 2017

	Operating Income (Loss)	NV Energy Exit Expense	Preopening and Start- up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
	(In thousands)
Bellagio	$419,462	$(6,970)	$—	$924	$92,320	$505,736
MGM Grand Las Vegas	279,841	(7,424)	6	1,752	70,510	344,685
Mandalay Bay	169,828	(8,524)	—	590	96,577	258,471
The Mirage	140,881	(4,043)	—	304	39,854	176,996
Luxor	89,127	(3,394)	—	2,428	38,489	126,650
New York-New York	107,953	(2,025)	(162)	720	28,550	135,036
Excalibur	97,382	(2,658)	—	485	18,352	113,561
Monte Carlo	(30,659)	(2,461)	6,532	33,510	42,269	49,191
Circus Circus Las Vegas	55,256	(3,130)	452	940	16,756	70,274
MGM Grand Detroit	153,533	—	—	—	22,747	176,280
Beau Rivage	62,543	—	—	370	24,865	87,778
Gold Strike Tunica	43,722	—	—	91	9,069	52,882
Borgata	206,445	—	1,430	1,417	71,878	281,170
MGM National Harbor	50,696	—	366	—	82,744	133,806

Domestic Resorts	1,846,010	(40,629)	8,624	43,531	654,980	2,512,516

MGM China	193,619	—	86,970	6,286	238,078	524,953
Unconsolidated resorts	146,222	—	—	—	—	146,222
Management and other operations	18,913	—	—	—	7,925	26,838

	2,204,764	(40,629)	95,594	49,817	900,983	3,210,529

Stock compensation	(50,365)	—	—	—	—	(50,365)
Corporate	(441,872)	—	22,881	462	92,497	(326,032)

	$1,712,527	$(40,629)	$118,475	$50,279	$993,480	$2,834,132

S-A1-2

Three Months Ended December 31, 2017(1)

	Operating Income (Loss)	NV Energy Exit expense	Preopening and Start-up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
Bellagio	$84,406	$—	$—	$79	$23,279	$107,764
MGM Grand Las Vegas	72,810	—	—	515	17,153	90,478
Mandalay Bay	1,608	—	—	329	26,028	27,965
The Mirage	19,090	—	—	91	10,581	29,762
Luxor	12,894	—	—	956	10,073	23,923
New York-New York	25,614	—	—	415	6,268	32,297
Excalibur	17,874	—	—	66	5,043	22,983
Park MGM	(31,540)	—	3,628	19,507	9,000	595
Circus Circus Las Vegas	7,981	—	—	175	4,361	12,517
MGM Grand Detroit	39,553	—	—	—	5,666	45,219
Beau Rivage	12,035	—	—	10	6,550	18,595
Gold Strike Tunica	9,512	—	—	113	2,188	11,813
Borgata	28,362	—	—	106	15,690	44,158
MGM National Harbor	4,773	—	115	—	22,836	27,724

Domestic resorts	304,972	—	3,743	22,362	164,716	495,793

MGM China	42,535	—	41,782	5,078	58,019	147,414
Unconsolidated resorts (2)	28,002	—	—	—	—	28,002
Management and other operations	1,439	—	—	—	1,920	3,359

	376,948	—	45,525	27,440	224,655	674,568

Stock compensation	(12,857)	—	—	—	—	(12,857)
Corporate	(140,687)	—	7,442	189	24,702	(108,354)

	$223,404	—	$52,967	$27,629	$249,357	$553,357

(1)	Does not include the impact of adoption for ASC 606, Revenue from Contracts with Customers.

(2)	Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences.

S-A1-3

Nine Months Ended September 30, 2018

	Operating Income (Loss)	NV Energy Exit expense	Preopening and Start-up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
Bellagio	$304,099	$—	$—	$832	$66,785	$371,716
MGM Grand Las Vegas	249,062	—	—	644	49,140	298,846
Mandalay Bay	126,571	—	—	(47)	67,891	194,415
The Mirage	70,868	—	—	1,674	27,173	99,715
Luxor	64,468	—	—	279	29,783	94,530
New York-New York	83,798	—	—	180	18,486	102,464
Excalibur	69,199	—	—	58	14,849	84,106
Park MGM	(53,867)	—	8,477	19,558	35,608	9,776
Circus Circus Las Vegas	35,413	—	—	359	13,418	49,190
MGM Grand Detroit	130,406	—	—	(92)	16,652	146,966
Beau Rivage	56,970	—	51	26	19,859	76,906
Gold Strike Tunica	32,795	—	41	46	6,595	39,477
Borgata	110,955	—	—	1,013	42,987	154,955
MGM National Harbor	82,968	—	159	86	55,116	138,329
MGM Springfield(1)	(29,467)	—	31,333	—	5,778	7,644

Domestic resorts	1,334,238	—	40,061	24,616	470,120	1,869,035

MGM Macau	310,186	—	—	587	53,086	363,859
MGM Cotai	(156,403)	—	61,149	6	133,061	37,813

MGM China	153,783	—	61,149	593	186,147	401,672

Unconsolidated resorts(2)	111,880	—	3,321	—	—	115,201
Management and other operations	37,425	—	—	—	10,889	48,314

	1,637,326	—	104,531	25,209	667,156	2,434,222

Stock compensation	(49,521)	—	—	—	—	(49,521)
Corporate	(454,070)	—	28,353	(44,741)	198,346	(272,112)

	$1,133,735	—	$132,884	$(19,532)	$865,502	$2,112,589

(1)	For the nine months ended September 30, 2018, represents the operating results of MGM Springfield for the period from August 1, 2018 to September 30, 2018 only.

(2)	Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences.

S-A1-4

Annex II

Calculation of MGM corporate rent net of Operating Partnership distributions coverage ratio

The following table presents the formulation used to calculate MGM’s corporate rent net of Operating Partnership coverage ratio distributions:

Twelve months ended
($ in thousands)	September 30, 2018(3)

Adjusted EBITDA related to:
Domestic Resorts	$2,364,828
Management & Other Operations	51,673
Corporate (Excluding Stock-Based Compensation)(2)	(380,466)

$2,036,035

Dividends and distributions received by MGM
CityCenter	312,500
MGM China	43,631

$356,131

$2,392,166

Rent Paid to MGP	$762,500
Less: Operating Partnership Distributions	(321,038)

$441,462

MGM Corporate Rent net of Operating Partnership Distributions Coverage Ratio	5.4x

(1)	MGM’s corporate rent net of Operating Partnership distributions coverage ratio is calculated by dividing (a) the sum of Adjusted EBITDA as reported by MGM related to domestic resorts, management and other operations, and corporate expense (excluding stock-based compensation), plus dividends and distributions received by MGM from CityCenter and MGM China, by (b) for the twelve months ended September 30, 2018, rent under the Master Lease of $762.5 million (consisting of $188.2 million for the three months ended December 31, 2017 and $574.3 million for the nine months ended September 30, 2018), less distributions received from MGM’s ownership of MGP’s Operating Partnership units of $321.0 million (consisting of $73.2 million for the three months ended December 31, 2017 and $247.8 million for the nine months ended September 30, 2018).

The numerator to the calculation of MGM’s corporate rent net of Operating Partnership distributions coverage ratio includes $356.1 million of special and ordinary dividends and other cash distributions actually received by MGM from CityCenter and MGM China for the twelve months ended September 30, 2018. Management presents a coverage ratio that includes dividends and distributions received by MGM from its joint ventures based on MGM’s ownership in such entities because it believes that this presentation more accurately reflects the cash available to MGM to satisfy its obligations under the Master Lease. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants and other contractual restrictions and applicable laws in the respective jurisdiction of each entity’s organization, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s corporate rent net of Operating Partnership distributions coverage ratio for future periods.

In addition, in calculating this ratio, management is deducting from rent the distributions received by MGM from MGM’s ownership of Operating Partnership units; however, MGM may use any cash received from these distributions for any lawful purpose, which may not include the payment of rent to the Landlord. As a result, while management believes this presentation will be useful to investors to evaluate the financial strength of MGM, which is MGP’s sole tenant, investors should not put undue reliance on this measure as an indicator of the tenant’s ability to pay rent under the Master Lease.

(2)	Corporate (Excluding Stock-Based Compensation) includes General and Administrative Expenses for the Operating Partnership.
(3)	Does not include the impact of adoption for ASC 606, Revenue from Contracts with Customers for the three months ended December 31, 2017.

S-A2-1

PROSPECTUS

MGM Growth Properties LLC

Class A Shares

Preferred Shares

Depositary Shares

Warrants

We and the selling securityholders identified in any prospectus supplement may, from time to time, offer to sell Class A shares representing limited liability company interests (the “Class A shares”), preferred shares representing limited liability company interests (the “preferred shares”), depositary shares representing fractional or multiple preferred shares, or warrants to purchase our Class A shares or preferred shares. Our Class A shares are listed and traded on the New York Stock Exchange under the symbol “MGP.”

We may offer the securities separately or together, in multiple series, in amounts, at prices and on terms to be described in one or more supplements to this prospectus as well as the documents incorporated or deemed to be incorporated by reference in this prospectus. This prospectus may also be used for offers of Class A shares by limited partners of MGM Growth Properties Operating Partnership LP who are issued Class A Shares in exchange for common units of limited partnership interest (“Operating Partnership units”) in MGM Growth Properties Operating Partnership LP or to cover the resale of securities by one or more selling securityholders. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specifications of the securities.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to any specific offering of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 8 of this prospectus.

This prospectus describes only some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a supplement to this prospectus, in other offering material related to the securities or in one or more documents incorporated or deemed to be incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our principal executive offices are located at 6385 S. Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118. Our telephone number is (702) 669-1480.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission, nor any other gaming authority has passed upon the accuracy or adequacy of this prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

The date of this prospectus is May 18, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, one or any combination of the securities described in this prospectus and any accompanying prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement and any documents incorporated by reference herein or therein. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should read this prospectus and any prospectus supplement together with any documents incorporated by reference and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement, will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement will supersede the information in this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement.

We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company,” “the company” or “MGP” are to MGM Growth Properties LLC and its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. MGM Growth Properties Operating Partnership LP is the entity through which MGP conducts substantially all of its business and owns substantially all of its assets. In addition, we sometimes refer to MGM Growth Properties Operating Partnership LP as the “Operating Partnership.” For periods prior to the IPO Date, references to the “Predecessor” refer to the real estate assets and related operations of the IPO Properties (as defined herein), which were controlled by MGM Resorts International prior to the IPO Date (as defined herein).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our ability to meet our financial and strategic goals and our ability to further grow its portfolio and drive shareholder value. The foregoing is not a complete list of all forward-looking statements we make.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

We are dependent on MGM Resorts International (“MGM”) (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	We depend on our properties for all of our anticipated cash flows.

•	We may not be able to re-lease our properties following the expiration or termination of the Master Lease (as defined herein).

•

Our sole material assets are Operating Partnership units representing 23.7% of the ownership interests in the Operating Partnership, over which we have operating control through our ownership of its general partner. Because our interest in the Operating Partnership represents our only cash-generating asset, our cash flows and distributions depend entirely on the performance of the Operating Partnership and its ability to distribute cash to us.

•	The Master Lease restricts our ability to sell our properties or our interests in the Operating Partnership and Landlord (as defined herein).

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could materially adversely affect our business, financial position or results of operations.

•	Rising expenses could reduce cash flow and funds available for future acquisitions and distributions.

•	We have a limited operating history and our Predecessor historical financial information may not be a reliable indicator of future results.

•	We are dependent on the gaming industry and may be susceptible to the risks associated with it, which could materially adversely affect our business, financial position or results of operations.

•	Because a majority of our major gaming resorts are concentrated on the Las Vegas Strip (the “Strip”), we are subject to greater risks than a company that is more geographically diversified.

•

Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the MGM National Harbor in Maryland and MGM’s development property located in Springfield, Massachusetts pursuant to the right of first offer) may be unsuccessful or fail to meet our expectations.

•

We may face extensive regulation from gaming and other regulatory authorities, and our operating agreement provides that any of our shares held by investors who are found to be unsuitable by state gaming regulatory authorities are subject to redemption.

•	Required regulatory approvals can delay or prohibit future leases or transfers of our gaming properties, which could result in periods in which we are unable to receive rent for such properties.

•	Net leases may not result in fair market lease rates over time, which could negatively impact our income and reduce the amount of funds available to make distributions to shareholders.

•	Our dividend yield could be reduced if we were to sell any of our properties in the future.

•	There can be no assurance that we will be able to make distributions to our Operating Partnership unitholders and Class A shareholders or maintain our anticipated level of distributions over time.

•	An increase in market interest rates could increase our interest costs on existing and future debt and could adversely affect the price of our Class A shares.

•	MGP is controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	MGM’s historical results may not be a reliable indicator of its future results.

•	Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	If MGM engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

•

The Master Lease and other agreements governing our relationship with MGM were not negotiated on an arm’s-length basis and the terms of those agreements may be less favorable to us than they might otherwise have been in an arm’s-length transaction.

•

In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	MGM may undergo a change of control without the consent of us or of our shareholders.

•

If MGP fails to remain qualified to be taxed as a real estate investment trust (“REIT”), it will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

•	Legislative or other actions affecting REITs could have a negative effect on us.

The forward-looking statements included or incorporated herein are made only as of the date of this prospectus, any prospectus supplement or as of the date of the documents incorporated by reference. Other factors or events not identified above could also cause our actual results to differ materially from those projected. Most of those factors and events are difficult to predict accurately and are generally beyond our control. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Part I, Item 1A of our most recently filed Annual Report on Form 10-K in the section entitled “Risk Factors” and as may be included from time to time in our reports filed with the SEC. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED

SHARE DISTRIBUTIONS

The following table sets forth MGP’s ratio of earnings to combined fixed charges and preferred share distributions for the periods indicated:

	For the Three Months Ended March 31, 2017	For the Year Ended December 31,
		2016	2015		2014		2013
Ratio of Earnings to Fixed Charges and preferred share distributions(1)	2.07	1.32	N/A	(2)	N/A	(2)	N/A	(2)

(1)

Earnings consist of income from continuing operations before income taxes and fixed charges. Combined fixed charges and preferred distributions consist of interest, whether expensed or capitalized, amortization of debt discounts, premiums and issuance costs, and preferred distributions on securities of MGP. We had no preferred shares outstanding for any period presented.

(2)

Not applicable. MGP was formed on October 23, 2015. The financial information incorporated by reference into this registration statement sets forth the historical operations of the Company and its Predecessor, which comprised the real estate assets and related operations of the IPO Properties (which do not include Borgata) prior to the Formation Transactions (as defined herein). There were no fixed charges prior to the IPO date.

(3)	Information used to calculate the December 31, 2016 ratio includes income statement activity of our Predecessor from January 1, 2016 through the IPO Date.

THE COMPANY

MGP is a limited liability company that was formed in Delaware on October 23, 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM on January 6, 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”). MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings. In connection with its initial public offering, MGP engaged in a series of transactions (the “Formation Transactions”) through the Operating Partnership, in which MGP acquired from MGM the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”) pursuant to a master contribution agreement, in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries. In addition, on August 1, 2016, MGM completed its acquisition of Boyd Gaming Corporation’s interest in Borgata Hotel Casino and Spa (“Borgata”). Immediately following such transaction, we acquired Borgata’s real estate assets from MGM for consideration consisting of the assumption by the Landlord of $545 million of indebtedness from a subsidiary of MGM and the issuance of 27.4 million Operating Partnership units to a subsidiary of MGM (the “Borgata Transaction”) and leased back the real property to the Tenant. As of December 31, 2016, our properties collectively comprised 27,233 hotel rooms, approximately 2.6 million square feet of convention space, over 100 retail outlets, over 200 food and beverage outlets and over 20 entertainment venues.

MGP is organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which MGP owns substantially all of its assets and conducts substantially all of its business through the Operating Partnership, which is owned by MGP and certain other subsidiaries of MGM and whose sole general partner is one of MGP’s subsidiaries. MGM holds a controlling interest in MGP through its ownership of MGP’s single Class B common share (the “Class B share”), but does not hold any of MGP’s Class A shares. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. The Class B share structure was put in place to align MGM’s voting rights in MGP with its economic interest in the Operating Partnership. As further described below under “Description of Shares—Shares—Voting Rights,” MGM will no longer be entitled to any voting rights in respect of the Class B share if MGM and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%.

We generate all of our revenue by leasing all of our properties from a wholly owned subsidiary of the Operating Partnership (the “Landlord”) to a subsidiary of MGM (the “Tenant”) pursuant to a long-term triple-net master lease agreement (the “Master Lease”). Upon consummation of MGP’s initial public offering, the Tenant was obligated to pay us approximately $550.0 million of rent under the Master Lease for the first lease year, which was increased in connection with the Borgata Transaction to an annual rent payment of $650.0 million, prorated for the remainder of the first lease year after the Borgata Transaction. For the second lease year commencing April 1, 2017, the annual rent was increased to $661.7 million. The Tenant’s performance and payments under the Master Lease are guaranteed by MGM. Certain of MGM’s operating and other subsidiaries also directly hold Operating Partnership units collectively comprising a majority economic interest in, and will participate in distributions made by, the Operating Partnership. Additionally, the Master Lease provides MGP with a right of first offer with respect to MGM National Harbor and MGM’s development property in Springfield, Massachusetts, which MGP may exercise should MGM elect to sell these properties in the future.

Our portfolio consists of ten premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas. Our properties include six large-scale entertainment and gaming-related properties located on the Strip: Mandalay Bay, The Mirage, Monte Carlo, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between

New York-New York and Monte Carlo which opened in April 2016. Outside of Las Vegas, we also own four market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan, Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi, and Borgata in Atlantic City, New Jersey. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

Our corporate office is located at 6385 S. Rainbow Blvd., Suite 500 in Las Vegas, Nevada and our phone number is (702) 669-1480. Our website address is http://www.mgmgrowthproperties.com. The information on, or accessible through, our website is not part of or incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q and in the other documents incorporated by reference into this prospectus, as well as the other information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, before making a decision to invest in our securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, capital expenditures, or the acquisition, development, redevelopment or improvement of properties, subject to the terms of our senior credit facility, senior notes and our other indebtedness. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF SHARES

The following is a summary of some of the terms of our Class A shares and preferred shares being registered hereby. Our Amended and Restated Limited Liability Company Agreement, effective April 18, 2016 (the “operating agreement”), provides for the issuance of our Class A shares, a single Class B share and preferred shares, as well as certain terms of our shares. The summaries and descriptions below of some of the terms of our Class A shares, our preferred shares, our operating agreement and certain provisions of the Limited Liability Company Act of Delaware (the “Delaware LLC Act”) do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of our operating agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Delaware LLC Act.

General

Our operating agreement provides that we have three classes of shares authorized: Class A shares, which are entitled to one vote per share; a single Class B share, which is entitled to a number of votes representing a majority of the total outstanding voting power of our common shares; and preferred shares. Pursuant to the terms of our operating agreement, we are authorized to issue up to 1,000,000,000 Class A shares, one Class B share and 100,000,000 preferred shares. Our Class A shares are traded on the New York Stock Exchange under the symbol “MGP.” As of May 1, 2017, there were 57,662,330 Class A shares, one Class B share, and no preferred shares issued and outstanding. All of the outstanding shares are validly issued, and holders of our outstanding shares have no obligation to make any further payments for the purchase of such shares or contributions to us solely by reason of their ownership of our shares.

Shares

Voting Rights

Subject to the restrictions contained in our operating agreement regarding the transfer and ownership of our Class A shares and except as may otherwise be specified in the terms of any class or series of shares, our Class A shareholders are entitled to one vote per share and our Class B shareholder is entitled to a number of votes representing a majority of the total outstanding voting power of our common shares. Specifically, the holder of our Class B share, in such holder’s capacity as a holder of the Class B share, will be entitled to a number of votes (rounded up to the nearest whole number) equal to the product of (x) the number of votes held by holders of Class A shares plus any other class of shares (other than the Class B share), in each case, outstanding as of any applicable record date, multiplied by (y) 1.025. If the holder of the Class B share and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, the Class B share will not be entitled to any voting rights. Class A shareholders and the Class B shareholder will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our operating agreement. To the extent that the Class B share is entitled to majority voting power pursuant to our operating agreement, the Class B share may only be transferred (other than transfers to us, MGM or the holder of the Class B share’s controlled affiliates) if and to the extent that such transfer is approved by special approval by the conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of our Class A shareholders and us ahead of the interests of the holder of the Class B share.

Our shareholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority of the voting power of the outstanding voting shares present in person or represented by proxy, voting together as a single class.

Distribution Rights

Subject to the preferential or other rights of any holders of preferred shares then outstanding, and subject to the restrictions contained in our operating agreement regarding the transfer and ownership of our shares, our Class A shareholders are entitled to receive any distributions that our board of directors may declare from time to time, and share ratably (based on the number of shares held) if and when any distribution is declared by our board of directors. Our Class B shareholder does not have any right to receive distributions.

Distributions consisting of shares or rights to acquire Class A shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding up, our Class A shareholders are entitled to a pro rata distribution of any assets available for distribution to shareholders, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding preferred shares. Our Class B shareholder does not have any right to receive a distribution upon a liquidation, dissolution or winding-up.

Other Matters

Our Class A shares and Class B share are not convertible into any other class of shares. None of our Class A shares or the Class B share have preemptive rights to purchase additional shares.

Registration Rights Agreement with MGM

We have entered into a registration rights agreement with the operating and other subsidiaries of MGM that hold Operating Partnership units. Pursuant to the registration rights agreement, MGM will have the right to require us to effect a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The registration rights agreement also provides for, among other things, demand registration rights and piggyback registration rights for the operating and other subsidiaries of MGM that hold Operating Partnership units.

Preferred Shares

Our operating agreement authorizes our board of directors to designate and issue one or more classes or series of preferred shares without shareholder approval, except as required by the listing standards of the New York Stock Exchange. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred shares so issued. Any series of preferred shares we issue will be governed by our operating agreement (as amended and in effect as of the date of such issuance). As of the date of this prospectus, there are no preferred shares currently issued and outstanding. The specific terms of any series of preferred shares offered hereunder will be described in the applicable prospectus supplement.

The authority of our board of directors with respect to each series of preferred shares includes, but is not limited to, the determination of the following:

•	the right to share in MGP distributions, the dates distributions will be payable and whether distributions with respect to such series or class will be cumulative or non-cumulative;

•	rights upon dissolution and liquidation of MGP;

•	whether, and the terms and conditions upon which, we may redeem such preferred shares;

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whether the shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, or the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	the terms and conditions upon which the shares will be issued, evidenced by certificates and assigned or transferred;

•	the method for determining the percentage interest as to the shares;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the same class or series;

•	whether there will be restrictions on the issuance of shares of the same class or series or any other class or series; and

•	the right, if any, of the holder of each such share to vote on MGP company matters, including matters relating to the relative rights, preferences and privileges of such shares.

Our board of directors may therefore, without shareholder approval, issue preferred shares with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Class A shares. Preferred shares could be issued quickly with terms calculated to delay, defer, or prevent a change of control or other corporate action, or make removal of management more difficult. See “—Operating Agreement—Provisions in the Operating Agreement that may have an Anti-Takeover Effect” for a discussion of other terms of our operating agreement that may delay, defer or prevent a change of control. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Class A shares and may adversely affect the voting and other rights of the holders of our Class A shares.

Operating Agreement

Organization and Duration

We were formed in Delaware on October 23, 2015, and will remain in existence unless dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by our board of directors, in its sole and absolute discretion, and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware LLC Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a subsidiary of the Company, except that such business shall be limited to and conducted in such a manner as to permit the Company at all times to be classified as a REIT for U.S. federal income tax purposes, unless the board of directors shall have determined pursuant to our operating agreement that it is no longer in the best interests of the Company to attempt to, or to continue to, qualify as a REIT.

Transfers and Issuances; Agreement to be Bound

Our operating agreement provides that, by acceptance of the transfer of our shares in accordance with our operating agreement, including the acceptance of our shares in this offering, pursuant to a future issuance of shares or through an acquisition of shares, each transferee of, or other person acquiring, shares shall be admitted as a member with respect to the shares transferred or issued when such transfer, issuance or admission is reflected in our books and records, and such member shall become the record holder of the shares transferred or issued. Each transferee of, or other person acquiring, a share will (with or without execution of our operating agreement by such person):

•	represent that the transferee has the capacity, power and authority to enter into our operating agreement;

•	automatically become bound by the terms and conditions of, and will be deemed to have agreed to become bound by, our operating agreement; and

•	make the consents, acknowledgements and waivers contained in our operating agreement.

A transferee will become a member of our limited liability company with respect to the transferred or issued shares automatically upon the recording of the transfer on our books and records, and such transferee shall become the record holder of the shares.

Under our operating agreement, in the event that a transfer agent has been appointed with respect to a class of shares, we will be entitled to recognize the applicable record holder of a share as the owner of such share and, accordingly, we will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, regardless of whether we have notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which such shares are listed or admitted for trading. When a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing is acting as nominee, agent or in some other representative capacity for another person in acquiring and/or holding shares, as between us, on the one hand, and such other person, on the other hand, such representative person will be the record holder of such share and bound by our operating agreement and will have the rights and obligations of a shareholder thereunder as, and to the extent, provided therein.

Directors and Officers

Our operating agreement provides that our business and affairs shall be managed by or under the direction of our board of directors, which shall have the power to appoint our officers.

Disclaimer of Fiduciary Duties

Our operating agreement provides that our board of directors will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

Indemnification

Under our operating agreement, in most circumstances, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

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any person who is or was a manager, managing member, officer, director, agent, tax matters partner, fiduciary or trustee of our company or our subsidiaries, or any affiliate of our company or our subsidiaries;

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any person who is or was serving at the request of our company or our board of directors a manager, managing member, officer, director, agent, tax matters partner, fiduciary or trustee of another person (other than a person who is providing, on a fee-for-services basis, trustee, fiduciary or custodial services); and

•	any person whom the board of directors designates as an indemnitee for purposes of our operating agreement.

Our indemnification obligation arises only if the indemnified person did not act in bad faith or engage in fraud, willful misconduct or, in the case of a criminal matter, acted without knowledge that the indemnified person’s conduct was unlawful.

Any indemnification under these provisions will be only out of our assets. Our operating agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

Manner of Voting at Shareholder Meetings and Election of Members of Our Board of Directors

Generally, at all meetings of shareholders, all questions, except certain amendments to our operating agreement, the election of directors, and all such other questions, the manner of deciding of which is specially regulated by any applicable law or regulation, shall be determined by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares present in person or represented by proxy. Unless otherwise provided by law or our operating agreement, a quorum for the transaction of business at all meetings of shareholders shall be comprised of the holders of at least a majority of the voting power of the outstanding voting shares of the class or classes of shares for which a meeting has been called, present in person or represented by proxy.

Each director shall be elected by a “majority of votes cast” (as defined herein) to hold office until the next annual meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the board of directors, the number of nominees exceeds the number of directors to be elected. A “majority of votes cast” means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” and/or “withheld” with respect to such director nominee. Abstentions and broker non-votes do not count as votes “against” and have no effect with respect to the election of directors. Voting for the election of directors shall be by ballot. All other voting shall be viva voce, unless otherwise provided by law, the chairman of the board of directors or our operating agreement.

Removal of and Resignation by Members of Our Board of Directors

A director may be removed with or without cause only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares. Additionally, a director may resign at any time by giving written notice of such director’s resignation to the board of directors. Any vacancy in the board of directors caused by any such removal or resignation will be filled by a majority of the remaining directors then in office (even if less than a quorum) or by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares.

Shareholder Meetings

The annual meeting of shareholders for the election of directors and the transaction of other business shall be held on such date and at such time as may be determined by resolution of the board of directors. In addition, our operating agreement provides that a special meeting of shareholders may be called by our chairman, a majority of our directors, the holders of at least a majority of the voting power of the outstanding voting shares or resolution of the board of directors.

Advance Notice of Nominations and Shareholder Business

Our operating agreement establishes advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meeting of our shareholders. Specifically, the shareholder must deliver notice to the Company secretary not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting (except in certain circumstances).

Applicable Law; Forum, Venue and Jurisdiction

Our operating agreement is governed by Delaware law. Our operating agreement requires that, unless we (through the approval of our board of directors) consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any claims, suits, actions or proceedings:

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arising out of or relating in any way to our operating agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our operating agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any of our directors, officers or other employees to us or any indemnitee;

•	asserting a claim arising pursuant to any provision of the Delaware LLC Act; or

•	asserting a claim governed by the internal affairs doctrine,

regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if and only if the Court of Chancery of the State of Delaware dismisses any such claims, suits, actions or proceedings for lack of subject matter jurisdiction, such claims, suits, actions or proceedings may be brought in another state or federal court sitting in the State of Delaware. By acquiring or purchasing a share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional Securities

Our operating agreement authorizes us, and our board of directors on our behalf, to issue additional company securities for such consideration or for no consideration and on the terms and conditions determined by our board of directors without shareholder approval except as required by the listing standards of the New York Stock Exchange.

Holders of any additional shares we issue (including any preferred shares registered hereby) will have such designations, preferences, rights, powers and duties as fixed by our board of directors, which may be junior, equivalent to or senior or superior to any existing classes of shares, including the right to share in (and other relevant details regarding) our distributions, rights upon dissolution and liquidation of our limited liability company, the terms and conditions upon which we may redeem such shares, whether such shares are issued with (and the particular details regarding) the privilege of conversion or exchange, the terms and conditions upon which such shares may be issued, evidenced by certificates and assigned or transferred, the method for determining the percentage interests as to such shares, the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the same class or series, whether there will be restrictions on the issuance of shares of the same (or any other) class or series and the right, if any, of the holder of each such share to vote on our matters (including matters relating to the relative rights, preferences and privileges of such shares). Except as provided in our operating agreement (including any share designation), no shares entitle any shareholder to any preemptive, preferential or similar rights with respect to the issuance of shares.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed under “—Operating Agreement—Amendment of Our Operating Agreement—No Shareholder Approval,” our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of the shareholders to consider and vote upon the proposed amendment.

Prohibited Amendments. No amendment may be made that would enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of operating interests so affected, except that to the extent any such amendments enlarge the obligations of the holders of the Class A shares or Class B share, the Class A shares and the Class B share shall vote together as a single class. The provision of our operating agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding shares voting together as a single class.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or registered office;

•	the admission, substitution, withdrawal or removal of members in accordance with our operating agreement;

•	any amendment to certain provisions related to our board of directors, our officers and shareholder meetings;

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a change that our board of directors determines to be necessary or appropriate for us to qualify us or continue our qualification as a limited liability company or other entity in which the shareholders have limited liability under the laws of any state;

•	a change in our fiscal year or taxable year and related changes;

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an amendment that is necessary, in the opinion of our counsel, to prevent us or our directors, officers, agents or trustees from in any manner being subject to the provisions of the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or “ERISA,” whether or not substantially similar to plan asset regulations currently applied or proposed;

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an amendment that our board of directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of shares, or options, warrants, rights or appreciation rights relating to any company securities;

•	an amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	any amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our operating agreement;

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any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

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conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendment substantially similar to any of the matters described above.

In addition, our board of directors may amend our operating agreement, without the approval of the shareholders, if our board determines that those amendments:

•	do not adversely affect the shareholders (including any particular class of shares as compared to other classes of shares) in any material respect;

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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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are necessary or appropriate to facilitate the trading of shares (including the division of any class or classes of outstanding shares into different classes to facilitate uniformity of tax consequences within such classes of shares) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the shares are or will be listed or admitted to trading;

•	are necessary or appropriate to implement the tax-related provisions of our operating agreement; or

•	are required to effect the intent expressed in this Registration Statement or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Shareholder Approval. For amendments of the type not requiring shareholder approval, our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our shareholders. No other amendments to our operating agreement will become effective without the approval of holders of at least 90% of the voting power of the outstanding voting shares if our board of directors determines that such amendment will affect the limited liability of any shareholder under Delaware law.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected except that the Class A shares and Class B share shall vote together as a single class on all matters, including any such amendments. Except as provided below under the caption “—Provisions in the Operating Agreement that may have an Anti-Takeover Effect” or to change the vote required to approve an amendment to our operating agreement, any other amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Our Assets

A merger, consolidation or conversion of us requires the prior approval of our board of directors. However, our board of directors will have no duty or obligation to approve any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or any other standard imposed by our operating agreement, the Delaware LLC Act or applicable law. In addition, our operating agreement generally prohibits the Company and our board of directors, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. The Company and our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our board of directors may consummate any merger, consolidation or conversion without the prior approval of our shareholders if we are the surviving entity in the transaction, our board of directors has received an opinion of counsel that the conversion, merger or conveyance would not result in the loss of the limited liability of any shareholder as compared to its limited liability under the Delaware LLC Act, the transaction will not result in an amendment to our operating agreement (other than an amendment that the board of directors could adopt without the consent of the shareholders), each of our shares will be an identical share of our company following the transaction and the number of company securities to be issued does not exceed 20% of our outstanding company securities immediately prior to the transaction.

If the conditions specified in our operating agreement are satisfied, our board of directors may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity that shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or its subsidiaries if the purpose of that conversion, merger or conveyance is to effect a change in our legal form into another limited liability entity, our board of directors has received an opinion of counsel regarding limited liability and tax matters and our board of directors determines that the governing instruments of the new entity provide the shareholders with substantially the same rights and obligations as contained in our operating agreement. The shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares; (2) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware LLC Act; or (3) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Provisions in the Operating Agreement that may have an Anti-Takeover Effect

Some of the provisions in the operating agreement described above could make it more difficult or impossible for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

•	the majority voting rights attributed to our Class B share;

•	that any merger, consolidation, conversion, sale or other disposition of our assets requires approval of our board of directors;

•

requiring advance notice for our shareholders to nominate candidates for election to our board of directors or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	the ability of our board of directors to amend the operating agreement without the approval of the shareholders except under certain specified circumstances;

•

requiring that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of our shares (other than our Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of our shares (see “—Restrictions on Ownership and Transfer of our Shares” below); and

•	limitations on the ability of our shareholders to call special meetings of our shareholders or to act by written consent.

In addition, our operating agreement does not limit or impair the ability of our board of directors from adopting a “poison pill” or unitholder or other similar rights plan, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan.

Books and Records

We are required to keep appropriate books and records with respect to our business at our principal offices. The books and records will be maintained for financial reporting purposes as determined by our board of directors. Our fiscal year end is December 31.

Right to Information

Our operating agreement provides that, subject to such reasonable standards as may be established by our board of directors, each shareholder is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to the Delaware LLC Act under the circumstances and subject to the conditions therein stated. We may keep confidential from our shareholders information that we reasonably believe to be in the nature of trade secrets or any information the disclosure of which we believe is not in our or our subsidiaries’ best interests, could damage us or our subsidiaries or our or their respective businesses or that we are or any of our subsidiaries is required by law or by agreements with third parties to keep confidential.

Restrictions on Ownership and Transfer of our Shares

In order for us to qualify to be taxed as a REIT, not more than 50% in value of our outstanding shares may be owned, beneficially or constructively, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of each taxable year after the first year for which we elect to qualify to be taxed as a REIT. Additionally, at least 100 persons must beneficially own our shares during at least 335 days of a taxable year (other than the first taxable year for which we elect to be taxed as a REIT). Also, subject to limited exceptions, neither we nor an actual or constructive owner of 10% or more (by value) of our shares may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Any tenant that exceeds such ownership limits is referred to as a related party tenant, and rent from a related party tenant generally will not qualify under the REIT income tests.

Our operating agreement, subject to certain exceptions, contains restrictions on the number of our shares that a person may own and may prohibit certain entities from owning our shares. Our operating agreement provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of any class of our shares (other than our Class B share) or 9.8% in value of the aggregate outstanding shares of all classes and series of our shares. Pursuant to our operating agreement, our board of directors has the power to increase or decrease the percentage of our shares that a person may beneficially or constructively own. However, any decreased ownership limit will not apply to any person whose percentage ownership of our shares is in excess of such decreased ownership limit until that person’s percentage ownership of our shares equals or falls below the decreased ownership limit. Until such a person’s percentage ownership of our shares falls below such decreased ownership limit, any further acquisition of shares will be in violation of the decreased ownership limit.

Our operating agreement also prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.8% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of our shares that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. For purposes of these provisions, our operating agreement defines “person” to include a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole and absolute discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such conditions, representations and undertakings as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.

Any attempted transfer of our shares which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our operating agreement) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our operating agreement, our operating agreement provides that the purported transfer will be void ab initio. Our shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any of our shares held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distributions paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limits. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our operating agreement) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trust may reduce the amount payable to the proposed transferee by the amount of distributions paid to the proposed transferee and owned by the proposed transferee to the trust. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary.

If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

Our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

In addition, if our board of directors determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our shares described above or that a person or entity intends to acquire or has attempted to acquire beneficial or constructive ownership of any of our shares in violation of the restrictions on ownership and transfer of our shares described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem our shares, refusing to give effect to the transfer of our books or instituting proceedings to enjoin the transfer or other event.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of all classes or series of our shares, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our shares that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limits in operating agreement.

Any certificates representing our shares will bear a legend referring to the restrictions on ownership and transfer of our shares described above.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares or might otherwise be in the best interests of our shareholders.

Our operating agreement provides that, for so long as we directly or indirectly hold a license or franchise from a governmental agency to conduct our business and such license or franchise is conditioned upon some or all of the holders of our shares possessing prescribed qualifications, any and all of our shares held by any person will be subject to, at the election of our board of directors, in its sole and absolute discretion, either redemption by us or a requirement to sell such shares within 120 days or any other period of time determined by our board of directors upon receipt of notice by an applicable government agency that such holder does not possess the prescribed qualifications. Any shares that become so redeemable may be called for redemption immediately upon at least five days’ notice to the holder or holders of such securities at a redemption price equal to the average closing price of the applicable shares on any national securities exchange on which the shares are listed or admitted for trading for the 45 trading days immediately preceding the date of the redemption notice. If the shares are not listed or admitted for trading, or have not been listed or admitted for trading for 45 days, our operating agreement provides that the redemption price will be determined in good faith by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare Trust Company, N.A. The principal business address of the transfer agent and registrar is 480 Washington Blvd., Jersey City, NJ 07310.

DESCRIPTION OF DEPOSITARY SHARES

The following is a summary of some of the terms of the deposit agreements to govern any depositary shares, the depositary shares themselves and the depositary receipts. The summaries and descriptions below of such terms do not purport to be complete and are subject to, and qualified in their entirety by reference to, the relevant depositary agreement and depositary receipts with respect to the particular series of depositary shares related to any particular series of preferred shares. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. The terms of any series of depositary shares may differ from the general summaries and descriptions below if so described in the applicable prospectus supplement.

General

We may, at our option, elect to offer depositary shares, each of which would represent an interest in fractional or multiple preferred shares rather than whole preferred shares. If we elect to offer depositary shares, we will allow a depositary to issue to the public depositary shares representing interests in fractional or multiple preferred shares, as described in the prospectus supplement relating to such series of depositary shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those preferred shares. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its interest in a fractional share or multiple shares, of the preferred shares underlying that depositary share, to all the rights and preferences of those preferred shares, including dividend, voting, redemption, conversion, and exchange and liquidation rights, in each case as designated by our board of directors and described in the applicable prospectus supplement.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred shares underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date under the terms specified in the deposit agreement and the related prospectus supplement.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred shares will be made available to depositary shareholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Preferred Shares

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts will be entitled to have the depositary deliver to such holder the applicable number of preferred shares underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred shares and once the underlying preferred share is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred shares of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred shareholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred shares. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the preferred shares underlying that holder’s depositary shares. The depositary will vote the preferred shares underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to those preferred shares, it will abstain from voting those preferred shares, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. No amendment, however, may impair the right of any depositary shareholder to receive any money or other property to which such holder may be entitled under the terms of the deposit agreement at the times and in the manner and amount provided for therein. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all outstanding depositary shares have been converted (if convertible) into Class A shares or another series of preferred shares; or

•

there has been a final distribution in respect of the preferred shares of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred shareholders. Unless otherwise specified in the applicable deposit agreement and related prospectus supplement, depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Restrictions on Ownership

In order to safeguard us against an inadvertent loss of REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred shareholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a preferred share represented by a depositary share in the event of a split-up, combination or other reclassification of the preferred share or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts other than for the relevant party’s gross negligence or willful misconduct. The obligations of our company and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Resignation of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS

The following is a summary of some of the terms of the warrant agreements pursuant to which we may issue warrants in the future, the warrants, and any warrant certificates. The summaries and descriptions below of such terms do not purport to be complete and are subject to, and qualified in their entirety by reference to, the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. The terms of any series of warrants may differ from the general summaries and descriptions below if so described in the applicable prospectus supplement.

General

Our operating agreement provides that we may issue warrants without shareholder approval. We may issue warrants for the purchase of our Class A shares or preferred shares independently or together with any other securities offered by any prospectus supplement. The warrants we issue may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

Terms of Warrants

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number of Class A shares or preferred shares purchasable upon exercise of such warrants;

•	the provisions for adjustment of the number of Class A shares or preferred shares receivable upon exercise of the warrants or the exercise price of the warrants;

•	the designation and terms of the other offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related Class A shares or preferred shares will be separately transferable;

•	the price at which each Class A shares or preferred shares purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the anti-dilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants;

•	a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

See “Description of Shares” for a general description of the Class A shares or preferred shares which may be acquired upon the exercise of any warrants we may issue in the future, including a description of certain restrictions on the ownership and transfer of such shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations of an Investment in MGP Class A Shares

The following is a summary of the material U.S. federal income tax consequences of an investment in MGP Class A shares. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “MGP,” “we,” “our” and “us” generally mean only MGP and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the regulations promulgated by the U.S. Department of the Treasury (the “Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax laws or the possible application of the alternative minimum tax, the 3.8% Medicare tax on net investment income or U.S. federal gift or estate taxes, and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	banks, insurance companies, regulated investment companies, or other financial institutions;

•	dealers or brokers in securities or currencies;

•	partnerships, other pass-through entities and trusts, including REITs;

•	partners in partnerships holding MGP Class A shares;

•	persons who hold MGP Class A shares on behalf of other persons as nominees;

•	persons who receive MGP Class A shares as compensation;

•	persons holding MGP Class A shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons who are subject to alternative minimum tax;

•	tax-exempt organizations, except to the extent provided in “—Taxation of Shareholders—Taxation of Tax-Exempt Shareholders” below; and

•	foreign investors, except to the extent provided in “—Taxation of Shareholders—Taxation of Non-U.S. Shareholders” below.

This summary assumes that investors will hold their shares as a capital asset, which generally means property held for investment.

The U.S. federal income tax treatment of holders of MGP Class A shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular investor holding MGP Class A shares will depend on the investor’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of MGP Class A shares.

Taxation of MGP

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2016, upon the filing of our U.S. federal income tax return for such period. We believe that we are organized and we currently operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

In connection with the filing of this prospectus, we expect to receive an opinion of Weil, Gotshal & Manges LLP (“REIT Tax Counsel”) to the effect that (i) we have been organized in conformity with the requirements for qualification and taxation as a REIT and (ii) our prior, current, and proposed organization, ownership and method of operation as represented by management have allowed and will allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2016. It must be emphasized that the opinion of REIT Tax Counsel will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will qualify to be taxed as a REIT for any particular year. The opinion will be expressed as of the date issued. REIT Tax Counsel will have no obligation to advise us or MGP shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion.

Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by REIT Tax Counsel. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such fair market values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we believe that we operate so that we qualify and will continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify,” below.

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a “C corporation.” A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution to our shareholders.

Most U.S. shareholders (as defined below) that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Currently, the highest marginal non-corporate U.S. federal income tax rate (exclusive of any Medicare tax, if applicable) applicable to ordinary income is 39.6%. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions” below.

Any net operating losses, foreign tax credits and other tax attributes will be utilized at the corporate level and generally do not pass through to MGP shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions” below.

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, under certain circumstances, including deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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If we violate the asset tests (other than certain de minimis violations) or certain other requirements applicable to REITs, as described below, and yet maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General” below.

•	A 100% tax may be imposed on certain transactions between us and a taxable REIT subsidiary (“TRS”) that do not reflect arm’s-length terms.

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If we acquire appreciated assets from a corporation that is not a REIT (i.e., a “C” corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following our acquisition from the

C corporation. Treasury regulations exclude from the application of this built-in gains tax any gain from the sale of property we acquire in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code.

•	The earnings of any TRS of us will generally be subject to U.S. federal corporate income tax.

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We may elect to retain and pay income tax on our net capital gain. In that case, a shareholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the shareholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our Class A shares.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.

in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares or other beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

7.	that meets other tests described below, including with respect to the nature of its income and assets and the amounts of its distributions.

The Code provides that conditions (1) through (4) above must be met during the entire taxable year, and that condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) above need not be met during an entity’s initial tax year as a REIT (which, in our case, was 2016). Our operating agreement provides restrictions regarding the ownership and transfers of our shares of beneficial interest, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we, in all cases, will be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above, we will be treated as having met this requirement. Moreover, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares of beneficial interest. To do so, we must demand written statements each year from the record holders of significant percentages of our Class A shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Class A shares and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, such as the Operating Partnership, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We have control of the Operating Partnership and its subsidiaries and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail the gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us or our subsidiaries, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would generally be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests” below.

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, and no more than 5% of the value of our assets can be represented by the securities of any single taxable corporation, in each case unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to MGP shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

U.S. federal income tax law limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRS, if any, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, generally must be derived from “rents from real property,” gains from the sale of real estate assets (other than publicly offered REIT debt instruments that would not be real estate assets but for the inclusion of publicly offered REIT debt instruments in the meaning of real estate assets), interest income derived from mortgage loans secured by real property or an interest in real property (including certain types of mortgage-backed securities and certain mortgage loans secured by both real and personal property), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from “prohibited transactions,” discharge of indebtedness, certain hedging transactions and certain foreign currency gains, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant generally will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed-percentage or percentages of receipts or sales;

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Neither we nor an actual or constructive owner of 10% or more of MGP shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

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Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

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We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, subject to a 1% de minimis exception and except as further provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenue, or a TRS that is wholly or partially owned by us, to provide both customary and non-customary property management or services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Any amounts that we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We expect that the rent payments received pursuant to the Master Lease will be treated as “rents from real property” for purposes of the REIT gross income tests.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on (i) real property or an interest in real property or (ii) property described in (i) and other property if such other property constitutes 15% or less of the total fair market value of the secured property. If we receive interest income with respect to a mortgage loan that is described in the preceding clause (ii) such interest income may need to be apportioned between the real property and the other collateral for purposes of the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.

However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests,” below), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests as well as certain items of income or gain attributable to certain counteracting hedges that offset prior qualifying hedges where the prior debt is repaid or qualifying assets underlying such prior hedges are sold. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability (i.e., generally our net income divided by our gross income). We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Asset Tests

At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and stock of other REITs, as well as some kinds of mortgage-backed securities and mortgage loans. The term “real estate assets” also includes debt instruments of publicly offered REITs, personal property securing a mortgage secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs or qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics or to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property (to the extent such property does not constitute a “real estate asset”) or non-real estate securities), may not, in the aggregate, exceed 25% of the value of our total assets. For taxable years beginning after December 31, 2017, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met.

Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (for purposes of value) described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value limitation. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value limitation, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification, notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause MGP to lose its REIT qualification if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, MGP still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury regulations to be issued, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the period of time prescribed by Treasury regulations to be issued, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

In order to qualify to be taxed as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

(a)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and

(b)

90% of our after-tax net income, if any, from foreclosure property (as described below); minus the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. These distributions will be treated as received by MGP shareholders in the year in which paid. Unless we qualify as a “publicly offered REIT”, our distributions must not be “preferential dividends” in order to be counted for purposes of satisfying the annual distribution requirements and qualify for the dividends paid deduction. A distribution is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares within a particular class and (ii) in accordance with any preferences among different classes of shares as set forth in our organizational documents. We intend to be a publicly offered REIT and therefore any preferential dividends paid by us will qualify for the dividends paid deduction.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for MGP shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. MGP shareholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

To the extent that we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to MGP shareholders of any distributions that are actually made. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions,” below.

If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay distributions or we may pay distributions through the distribution of other property (including MGP Class A shares) in order to meet the distribution requirements, while preserving our cash.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year but treated as an additional distribution to our shareholders in the year such dividends are paid. In this case, MGP may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding such transactions.

Derivatives and Hedging Transactions

We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, (i) income from a hedging transaction we enter into (A) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, including gain from the sale or disposition of a position in such a transaction or (B) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests will not constitute gross income for purposes of the 75% or 95% gross income test; and (ii) if we enter into a position described in clause (i)(A) above with respect to indebtedness described therein or clause (i)(B) above with respect to property generating income described therein, and in connection with the extinguishment or disposition of such indebtedness or property we enter into a transaction that would be a hedging transaction within the meaning of clause (i) above as to any position referred to in this clause (ii) if such position were ordinary property, then any income from such a position or transaction described in this clause (ii) will not constitute gross income for purposes of the 75% or 95% gross income test so long as, in each of the foregoing clauses (i) and (ii), the transaction or position is clearly identified, as specified in Treasury regulations, before the close of the day on which it was acquired, originated, or entered into. To the extent that we enter into hedging transactions that are not described in the preceding clause (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests.

We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to shareholders would be taxable as regular corporate dividends. Such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

MGP will hold property through the Operating Partnership, which intends to be taxed as a partnership for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. MGP will include its allocable share of these partnership items for purposes of computing its REIT taxable income, and for purposes of the various REIT income tests, will include its proportionate share of these partnership items based on its capital interest in such partnership. Moreover, for purposes of the REIT asset tests, MGP must include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of its interest in partnership assets will be based on MGP’s proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that MGP holds an equity interest in a partnership, such as the Operating Partnership, such partnership’s assets and operations may affect MGP’s ability to continue to qualify as a REIT, even though it may have no control, or only limited influence, over any such partnership.

Entity Classification

The ownership by MGP of equity interests in a partnership involves special tax considerations, including the possibility of a challenge by the IRS of the status of a subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If a subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of MGP’s assets and items of its gross income would change and would preclude it from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of any one corporation) or the gross income tests as discussed in “—Asset Tests” and “—Income Tests” above, and in turn would prevent MGP from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of MGP’s failure to meet these tests for a taxable year.

In addition, any change in the status of a subsidiary partnership for tax purposes might be treated as a taxable event, in which case MGP could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to an Investment in a Partnership

Under the Code and Treasury regulations promulgated thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or the book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. Any elections or other decisions relating to Operating Partnership allocations under Section 704(c) of the Code (including whether to use the “traditional method,” the “traditional method with curative allocations” or the “remedial method”) shall be made by the general partner of the Operating Partnership, which will be a wholly-owned subsidiary of MGP.

Partnership Audit Rules

The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirect invest, including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our Class A shares.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

The following is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of our Class A shares applicable to taxable U.S. shareholders. A U.S. shareholder is any holder of our Class A shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our Class A shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A shares.

Distributions

So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate-level income tax (less the amount of corporate tax on such income);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our U.S. shareholders as long-term capital gains to the extent that such dividends do not exceed our actual net capital gain for the taxable year or our dividends paid for the taxable year, without regard to the period for which the shareholder that receives such dividend has held its shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of MGP” and “—Annual Distribution Requirements.” U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders that are individuals, trusts and estates (although depending on the characteristics of the assets that produced these gains and on designations that we may make, certain capital gain dividends may be taxed at a 25% rate), and 35% in the case of U.S. shareholders that are corporations.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a U.S. shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of MGP” and “— Annual Distribution Requirements.”

Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Dispositions of MGP Class A Shares

If a U.S. shareholder sells or disposes of our Class A shares, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition, and the shareholder’s adjusted tax basis in the shares (generally the amount paid for such shares). In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Class A shares will be subject to a maximum U.S. federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our Class A shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, trusts and estates who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our Class A shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Class A shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our Class A shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions that we make and gains arising from the sale or exchange by a U.S. shareholder of our Class A shares will not be treated as passive activity income. As a result, shareholder will not be able to apply any “passive losses” against income or gain relating to our Class A shares. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of our capital shares and income designated as qualified dividend income, as described above, as investment income for purposes of computing the investment interest limitation, but in such case, the shareholder will be taxed at ordinary income rates on such amount. To the extent that distributions we make do not constitute a return of capital, they will generally be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of MGP Class A shares applicable to non-U.S. shareholders. A “non-U.S. shareholder” is any holder of MGP Class A shares other than a partnership or U.S. shareholder.

Ordinary Dividends

The portion of distributions received by non-U.S. shareholders that (i) is payable out of our current or accumulated earnings and profits, (ii) is not designated as capital gains, (iii) is not effectively connected with a U.S. trade or business of the non-U.S. shareholder (or if required by an applicable income tax treaty, the non-U.S. shareholder does not maintain a permanent establishment in the United States to which such distributions are attributable) and (iv) is not attributable to gains from the sales or exchanges of United States real property interests, as defined in Section 897 of the Code (“USRPIs”), will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Class A shares. In cases where the distribution income from a non-U.S. shareholder’s investment in our Class A shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (through a United States permanent establishment, where applicable), the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income, as adjusted for certain items, may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. shareholder that is a corporation.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder provides us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. shareholder provides us an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Non-Dividend Distributions

Unless our Class A shares constitute a USRPI, distributions that we make which are not dividends out of our earnings and profits, not attributable to gain from the disposition of USRPIs and not in excess of the adjusted tax basis of the non-U.S. shareholder’s shares will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To the extent that such distributions exceed the non-U.S. shareholder’s adjusted tax basis in such shares, the distributions will generally give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. However, recent legislation may cause such excess distributions to be treated as dividend income for certain non-U.S. shareholders.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution that we make to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% (20% to the extent provided in Treasury regulations) of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. shareholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a non-U.S. shareholder that we properly designate as capital gain dividends and are attributable to dispositions of our assets other than USRPIs generally are not subject to U.S. federal income or withholding tax, unless (i) the investment in our Class A shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business (through a United States permanent establishment where applicable), in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty), or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. shareholder will be subject to a 30% tax on his capital gains (reduced by certain capital losses). We expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 35% withholding tax described above, and instead will be treated in the same manner as an ordinary dividend, if the distribution is received (i) with respect to a class of shares that is regularly traded on an established securities market located in the United States and the recipient non-U.S. shareholder does not own more than 10% of that class of shares at any time during the year ending on the date on which the distribution is received; (ii) by certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital shares; or (iii) by a “qualified foreign pension fund” (as defined in the Code) or any entity all of the interests of which are held by such a qualified foreign pension fund. We anticipate that our Class A shares will be “regularly traded” on an established securities exchange.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our Class A shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. shareholders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. shareholders should consult their tax advisors regarding the taxation of such retained net capital gain.

Dispositions of Our Class A Shares

Unless our Class A shares constitute USRPIs, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our Class A shares will be treated as USRPIs if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our Class A shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. persons at all times during a specified testing period. No assurance can be given that we will be a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our Class A shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. shareholder’s sale of our Class A shares nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. shareholder held 10% or less of our outstanding shares at any time during a prescribed testing period. We expect that our Class A shares will be regularly traded on an established securities market.

Even if none of the foregoing tests are met and our Class A shares are not considered to be regularly traded on an established securities market, dispositions of our capital shares by qualified shareholders would still be exempt from FIRPTA, except to the extent owners of such qualified shareholders own, actually or constructively, more than 10% of our capital shares. Furthermore, dispositions of our capital shares by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

If gain on the sale of our Class A shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of our Class A shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (i) if the non-U.S. shareholder’s investment in the shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (through a United States permanent establishment, where applicable), the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty), or (ii) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain (reduced by certain capital losses). In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our Class A shares, a non-U.S. shareholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. shareholder (a) disposes of our Class A shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other of our Class A shares during the 61-day period beginning with the first day of the 30-day period described in clause (a). The preceding sentence shall not apply to a non-U.S. shareholder if the non-U.S. shareholder did not own more than 5% of the shares at any time during the one-year period ending on the date of the distribution described in clause (a) of the preceding sentence and the class of shares is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market in the United States.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our Class A shares.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt shareholder has not held our Class A shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), distributions that we make and income from the sale of the shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our Class A shares could be required to treat a percentage of any distributions received from it as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of our Class A shares or (b) one or more pension trusts, each individually holding more than 10% of the value of the shares, collectively own more than 50% of the value of the shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our Class A shares and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning the MGP Class A Shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process, the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal income tax laws and interpretations thereof could adversely affect an investment in MGP Class A shares.

Backup Withholding and Information Reporting

In general, MGP is required to report to U.S. shareholders of MGP Class A shares and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Backup withholding may apply to dividends paid to a U.S. holder of MGP Class A shares unless such holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder of MGP Class A shares that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.

In general, MGP is required to report annually to non-U.S. shareholders of MGP Class A shares and the IRS the amount of dividends paid to such non-U.S. shareholders and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder of MGP Class A shares resides under the provisions of an applicable income tax treaty. A non-U.S. holder of MGP Class A shares may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds from a sale of MGP Class A shares within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of MGP Class A shares conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with certification identifying certain of its direct and indirect U.S. owners. Under certain circumstances, a shareholder may be eligible for refunds or credits of such taxes. These withholding taxes are imposed on distributions paid with respect to our Class A shares, and on gross proceeds from the sale or other taxable disposition of our Class A shares after December 31, 2018 by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our Class A shares) that fail to satisfy the above requirements. Shareholders should consult with their tax advisors regarding the possible implications of this legislation on their ownership and disposition of our Class A shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Class A shares.

SELLING SECURITY HOLDERS

Information about selling securityholders, where applicable, will be set forth in an accompanying prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We and the selling securityholders may offer and sell these securities to or through one or more underwriters, in “at-the market” offerings (as defined in Rule 415 promulgated under the Securities Act) to or through market makers or into an existing market for the securities, to dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in an accompanying prospectus supplement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Weil, Gotshal & Manges LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the MGP and the Operating Partnership’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.mgmgrowthproperties.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our web site and the information contained on our web site, or connected to our web site, are not incorporated into and are not a part of this prospectus supplement. In addition, you may request copies of these filings at no cost through our Secretary: Andrew Hagopian III, Esq., Secretary, MGM Growth Properties LLC, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119; telephone number: (702) 632-7777.

We filed a registration statement and related exhibits on Form S-3 relating to the securities covered by this prospectus. You may inspect the registration statement and its exhibits without charge at the office of the SEC at 100 F Street N.E., Washington, D.C. 20549, and obtain copies, at prescribed rates, from the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the completion of this offering (except any portions of such filings that are not deemed to be filed under such sections):

•	The Combined Annual Report on Form 10-K of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP for the fiscal year ended December 31, 2016;

•	The Combined Quarterly Report on Form 10-Q of MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP for the fiscal quarter ended March 31, 2017;

•	The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2016 provided in our Proxy Statement on Schedule 14A filed on April 19, 2017;

•	Our Current Reports on Form 8-K filed on January 13, 2017, February 16, 2017, February 17, 2017, April 27, 2017 and May 1, 2017; and

•	The description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on April 11, 2016.

All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and on or before the time that our offering of the securities is completed are deemed to be incorporated by reference in this prospectus supplement from the date of filing of such documents or reports, except as to any portion of any future document or report which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). To obtain copies of these filings, see “Where You Can Find More Information.”